Exhibit 10.44

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

January 31, 2011

among

TGGT HOLDINGS, LLC,

TGG PIPELINE, LTD.

and

TALCO MIDSTREAM ASSETS, LTD.,

as Borrowers

TGGT GP HOLDINGS, LLC

and

CERTAIN SUBSIDIARIES OF BORROWERS,

as Guarantors

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

J.P. MORGAN SECURITIES LLC,

as Sole Bookrunner and Co-Lead Arranger

and

BNP PARIBAS, CITIBANK, N.A., THE ROYAL BANK OF SCOTLAND PLC

AND WELLS FARGO SECURITIES, LLC,

as Co-Lead Arrangers

$500,000,000 Senior Secured Credit Facility

i

SCHEDULES:

Schedule 1.01A	–	Applicable Percentages and Commitments
Schedule 1.01B	–	Midstream Assets Map
Schedule 3.06	–	Disclosed Litigation Matters
Schedule 3.13	–	Capitalization and Credit Party Information
Schedule 3.15	–	Disclosed Environmental Matters
Schedule 3.19	–	Material Agreements
Schedule 3.20	–	Mortgage and UCC Filing Jurisdictions
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.08	–	Transactions with Affiliates
Schedule 6.09	–	Existing Restrictions

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B-1	–	Form of Opinion of Borrowers’ Counsel
Exhibit B-2		Form of Louisiana Local Counsel Opinion
Exhibit C	–	Form of Counterpart Agreement
Exhibit D	–	Form of Solvency Certificate
Exhibit E	–	Form of Note

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of January 31, 2011, among TGGT HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), TGG PIPELINE, LTD., a Texas limited partnership (“TGG Pipeline”) and TALCO MIDSTREAM ASSETS, LTD., a Texas limited partnership (“Talco”; and together with Holdings and TGG Pipeline, each a “Borrower” and collectively, the “Borrowers”), TGGT GP HOLDINGS, LLC, a Delaware limited liability company (“General Partner”) and CERTAIN SUBSIDIARIES OF BORROWERS, as Guarantors, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

Article I

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means, the acquisition by any Credit Party, whether by purchase, merger (and, in the case of a merger with any such Person, with such Person being the surviving corporation) or otherwise, of all or substantially all of the Equity Interest of, or the business, property or fixed assets of or business line or unit or a division of, any other Person primarily engaged in the business of providing Midstream Services or the acquisition by any Credit Party of property or assets (other than a de minimis amount of assets in relation to the Credit Parties’ total assets) useful in the business of providing Midstream Services or a business reasonably related thereto.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as contractual representative of the Lenders hereunder pursuant to Article IX and not in its individual capacity as a Lender, and any successor agent appointed pursuant to Article IX.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, EXCO and BG Group and their respective Subsidiaries shall be considered Affiliates of the Credit Parties and each Restricted Subsidiary.

TGGT CREDIT AGREEMENT – Page 1

“Affiliate Lender” means BG Atlantic Finance Limited, a company formed under the laws of England, and its successors and permitted assigns that are Affiliates of BG Group or Affiliates of any Credit Party or any of their respective Subsidiaries.

“Aggregate Applicable Percentage” means, with respect to each Lender at any time, the sum of such Lender’s Credit Exposure and Unused Commitment at such time divided by the sum of the Aggregate Credit Exposure and Aggregate Unused Commitment at such time, unless the Aggregate Commitment has been terminated in which case it shall be such Lender’s Credit Exposure at such time divided by the Aggregate Credit Exposure at such time.

“Aggregate Commitment” means, at any time, the sum of the Commitments of all the Lenders at such time, as such amount may be reduced from time to time pursuant to Section 2.02. As of the Effective Date, the Aggregate Commitment is $500,000,000.

“Aggregate Credit Exposure” means, as of any date of determination, the sum of the Credit Exposure of all of the Lenders as of such date.

“Aggregate Unused Commitment” means, as of any date of determination, the sum of the Unused Commitments of all the Lenders as of such date.

“Agreement” means this Credit Agreement, dated as of January 31, 2011, as it may be amended, restated, supplemented, or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (  1/2 of 1%) and (c) the LMIR on such day plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LMIR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LMIR, respectively.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Commitment represented by such Lender’s Commitment at such time; provided that in the case of Section 2.19(c) only, when a Defaulting Lender exists, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. The initial amount of each Lender’s Applicable Percentage is as set forth on Schedule 1.01A. If the Aggregate Commitment has terminated or expired, the Applicable Percentage of any Lender shall be determined based upon the Aggregate Commitment most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

TGGT CREDIT AGREEMENT – Page 2

“Applicable Rate” means, for any day, with respect to any Eurodollar Loan or ABR Loan, or with respect to the Unused Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread”, “ABR Spread” or “Unused Commitment Fee Rate”, as the case may be, based upon the Consolidated Leverage Ratio as of the most recent determination date; provided that until the delivery to the Administrative Agent and the Lenders of the financial statements required under Section 5.01(b) for the fiscal quarter ending March 31, 2011, the Applicable Rate shall be the applicable rate per annum set forth below in Category 4:

Category	Consolidated Leverage Ratio	Eurodollar Spread	ABR Spread	Unused Commitment Fee Rate
1	> 4.50 to 1.00	3.00%	2.00%	0.50%

2	> 4.00 to 1.00 but < 4.50 to 1.00	2.75%	1.75%	0.50%

3	> 3.50 to 1.00 but < 4.00 to 1.00	2.50%	1.50%	0.50%

4	> 3.00 to 1.00 but < 3.50 to 1.00	2.25%	1.25%	0.50%

5	< 3.00 to 1.00	2.00%	1.00%	0.50%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of Holdings based upon Holding’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Consolidated Leverage Ratio shall be deemed to be in Category 1 at the option of the Administrative Agent or at the request of the Majority Lenders if Holdings fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered; provided, further that if, as a result of any restatement of or other adjustment to the financial statements of Holdings or for any other reason, Holdings and the Lenders determine, in their reasonable discretion, that (i) the Consolidated Leverage Ratio as calculated by Holdings as of any applicable date (including the Consolidated Leverage Ratio calculated by Holdings as of the Effective Date for purposes of determining the initial Applicable Rate) was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Bank, as the case may be, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.

“Approved Counterparty” means, at any time and from time to time, (i) any Person engaged in the business of writing Swap Agreements for commodity, interest rate or currency risk that is approved by the Administrative Agent (which approval shall not be unreasonably withheld) and has (or the credit support provider of such Person has), at the time any Credit Party enters into a Swap Agreement with such Person, a long term senior unsecured debt credit rating of BBB+ or better from S&P or Baa1 or better from Moody’s and (ii) any Lender Counterparty.

TGGT CREDIT AGREEMENT – Page 3

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Aggregate Commitment.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“BG Gathering” means BG US Gathering Company, LLC, a Delaware limited liability company, and its successors.

“BG Group” means BG Group, plc, a company formed under the laws of England and Wales, and its successors.

“BoA Collateral Account” has the meaning assigned to such term in Section 6.02(f).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (1) with respect to a corporation, the Board of Directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” and “Borrowers” have the meanings assigned to such terms in the preamble to this Agreement, together with their respective successors and permitted assigns.

“Borrower Representative” means, initially, Holdings and from time to time after the Effective Date, any other Borrower that the Borrowers may designate as its replacement upon written notice to the Administrative Agent.

TGGT CREDIT AGREEMENT – Page 4

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.04.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Dallas, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan or to determine LMIR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a deposit account with, and in the name of, the Administrative Agent, for the benefit of the Lenders, established and maintained for the deposit of cash collateral required under or in connection with this Agreement and the other Loan Documents.

“Cash Management Obligations” means, with respect to any Credit Party, any obligations of such Credit Party owed to any Lender or any Affiliate of any Lender (other than any Affiliate Lender), in respect of treasury management arrangements, depositary or other cash management services, including commercial credit card and merchant card services.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Credit Party having a value (determined by the greater of cost or fair market value) in excess of $10,000,000 in the aggregate for all such losses, casualty or other insured damage or proceedings.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

TGGT CREDIT AGREEMENT – Page 5

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date), other than Permitted Holders or any one of them, of Equity Interests representing more than forty-nine percent (49%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; (b) any Person (other than the Permitted Holders or any one of the Permitted Holders) having the ability to elect a majority of the Board of Directors of Holdings or the ability to vote a majority of the Total Votes, (c) Holdings and General Partner shall cease to own, directly or indirectly, all of the outstanding Equity Interests of any Borrower (other than Holdings) on a fully diluted basis; (d) Holdings shall cease to own, directly or indirectly, all of the outstanding Equity Interests of the General Partner or any other Subsidiary that is the general partner of any Credit Party, in each case, on a fully diluted basis; or (e) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of General Partner or any Borrower by Persons who were neither (i) nominated by the Board of Directors of General Partner or such Borrower nor (ii) appointed by directors so nominated.

“Charges” has the meaning assigned to such term in Section 10.13.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all assets, whether now owned or hereafter acquired by any Credit Party, in which a Lien is granted or purported to be granted to any Secured Party as security for any Obligation pursuant to any Security Instrument.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed or agreed to provide its Commitment, as applicable, as such commitment may be (a) reduced from time to time pursuant to Section 2.02 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.

“Consolidated Current Assets” means, as of any date of determination, the total of (a) the consolidated current assets of Holdings and its Consolidated Subsidiaries that are Credit Parties determined in accordance with GAAP as of such date and calculated on a combined basis, plus (b) all Unused Commitments as of such date, less (c) any non-cash assets required to be included in consolidated current assets of Holdings and its Consolidated Subsidiaries that are Credit Parties as a result of the application of Accounting Standards Codification Section 815-10 (as successor to FASB Statement 133) as of such date.

“Consolidated Current Liabilities” means, as of any date of determination, the total of (a) consolidated current liabilities of Holdings and its Consolidated Subsidiaries that are Credit Parties, as determined in accordance with GAAP as of such date, less (b) any non-cash obligations required to be included in consolidated current liabilities of Holdings and its Consolidated Subsidiaries that are Credit Parties as a result of the application of Accounting Standards Codification Section 815-10 (as successor to FASB Statement 133) as of such date.

“Consolidated Current Ratio” means, as of any date of determination, the ratio of Consolidated Current Assets to Consolidated Current Liabilities as of such date.

TGGT CREDIT AGREEMENT – Page 6

“Consolidated EBITDA” means, with respect to Holdings and its Consolidated Subsidiaries that are Credit Parties for any period, Consolidated Net Income for such period; plus, without duplication and to the extent deducted in the calculation of Consolidated Net Income for such period, the sum of (a) income or franchise Taxes paid or accrued; (b) Consolidated Interest Expense; (c) amortization, depletion and depreciation expense; (d) any non-cash losses or charges on any Swap Agreement resulting from the requirements of Accounting Standards Codification Section 815-10 (as successor to FASB Statement 133) for that period; (e) losses from sales or other dispositions of assets and other extraordinary or non-recurring losses; (f) cash payments made during such period as a result of the early termination of any Swap Agreement (giving effect to any netting agreements); and (g) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business); minus, to the extent included in the calculation of Consolidated Net Income for such period; (h) the sum of (1) any non-cash gains on any Swap Agreements resulting from the requirements of Accounting Standards Codification Section 815-10 (as successor to FASB Statement 133) for that period; (2) extraordinary or non-recurring gains; and (3) gains from sales or other dispositions of assets; provided that, with respect to the determination of Holding’s compliance with the Consolidated Leverage Ratio set forth in Section 6.14(b) for any period, Consolidated EBITDA shall be adjusted to give effect, on a pro forma basis, to any Acquisitions or Dispositions consummated during such period as if such Acquisitions or Dispositions, as applicable, were made at the beginning of such period.

“Consolidated Funded Indebtedness” means, as of any date and without duplication, Indebtedness of Holdings and its Consolidated Subsidiaries that are Credit Parties of the type described in clauses (a), (b), (c), (d), (e), (f), (g) or (h) of the definition of Indebtedness.

“Consolidated Interest Coverage Ratio” means, as of the last day of any period, the ratio of (A) Consolidated EBITDA for such period to (B) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means for any period, without duplication, the aggregate of all interest paid or accrued by Holdings and its Consolidated Subsidiaries that are Credit Parties, on a consolidated basis, in respect of Indebtedness of any such Person, including all interest, fees and costs payable with respect to the obligations related to such Indebtedness (other than fees and costs which may be capitalized as transaction costs in accordance with GAAP) and the interest component of Capital Lease Obligations, all as determined in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of the last day of any period, the ratio of (A) Consolidated Funded Indebtedness as of the end of such period to (B) Consolidated EBITDA for such period.

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“Consolidated Net Income” means for any period, the consolidated net income (or loss) of Holdings and its Consolidated Subsidiaries that are Credit Parties, as applicable, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Consolidated Subsidiary of Holdings, or is merged into or consolidated with Holdings or any of its Consolidated Subsidiaries, as applicable, (b) the income (or deficit) of any Person in which any other Person (other than Holdings or any of its Consolidated Subsidiaries that are Credit Parties) has an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Consolidated Subsidiaries that are Credit Parties during such period, and (c) the undistributed earnings of any Consolidated Subsidiary of Holdings, to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or by any law applicable to such Consolidated Subsidiary.

“Consolidated Subsidiaries” means, for any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Co-Documentation Agent” means, so long as each such Person is a Lender, each Person identified as such on Schedule 1.01A.

“Co-Lead Arranger” means (a) J.P. Morgan, (b) so long as Wells Fargo Bank, National Association is a Lender, Wells Fargo Securities, LLC, and (c) so long as each such Person is a Lender, each of BNP Paribas, Citibank, N.A. and The Royal Bank of Scotland plc.

“Co-Syndication Agent” means, so long as each such Person is a Lender, each Person identified as such on Schedule 1.01A.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit C delivered by a Guarantor pursuant to Section 5.13.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Credit Parties” means collectively, each Borrower, and each Guarantor and each individually, a “Credit Party”.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

TGGT CREDIT AGREEMENT – Page 8

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent, the Issuing Bank or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowers, the Administrative Agent, the Issuing Bank or any Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, the Issuing Bank or any Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent, the Issuing Bank or such Lender of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Defensible Title” means good and defensible title of the Credit Parties to the Midstream Assets that is free and clear of all Liens, defects or irregularities, excluding the Liens permitted pursuant to Section 6.02.

“Disclosed Environmental Matters” means the environmental matters disclosed in Schedule 3.15.

“Disclosed Litigation Matters” means the actions, suits and proceedings disclosed in Schedule 3.06.

“Disposition” or “Dispose” means with respect to any Property, the sale, transfer, license, lease, exchange, assignment, conveyance or other disposition (including any sale and leaseback transaction) thereof, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest, which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, on or prior to the Maturity Date.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is incorporated or formed under the laws of the United States of America, any state thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

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“Eligible Assignee” means any Person that qualifies as an assignee pursuant to Section 10.04(b)(i); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or any of the Borrowers’ Affiliates or Subsidiaries unless such assignee is an Affiliate Lender and such assignment is permitted pursuant to the terms of Section 10.04(b).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, directives or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters, in each case, in effect in any and all jurisdictions in which any Credit Party is conducting or at any time has conducted business, or where any Property of any Credit Party is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and the Hazardous Materials Transportation Act, as amended.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any written contract, written agreement or other enforceable written arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“EOC” means EXCO Operating Company, LP, a Delaware limited partnership, and its successors and permitted assigns.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

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“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) the existence with respect to any Plan of a “funding shortfall” (as defined in Section 430 of the Code or Section 303 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302 (c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VIII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrowers are located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.16(a).

“EXCO” means EXCO Resources, Inc., a Texas corporation and its successors.

“FASB” means Financial Accounting Standards Board.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100th of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100th of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

TGGT CREDIT AGREEMENT – Page 11

“Fee Letter” means that certain Fee Letter, dated December 16, 2010, among Holdings, the Administrative Agent and J.P. Morgan, and any other fee letter executed and delivered by any Credit Party in favor of the Administrative Agent and/or J.P. Morgan in connection with the execution and delivery of any Loan Document, including any amendment, modification, waiver or consent to this Agreement or any other Loan Document.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Credit Party is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” has the meaning assigned to such term in the preamble to this Agreement, together with it successors and permitted assigns.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity properly exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Liabilities” has the meaning assigned to such term in Section 7.01.

“Guarantor” means each Borrower (with respect to the Obligations of the other Credit Parties), General Partner, and each Restricted Subsidiary that is a party hereto or hereafter executes and delivers to the Administrative Agent and the Lenders, a Counterpart Agreement pursuant to Section 5.13 or otherwise.

“Hazardous Materials” means any pollutant, contaminant, chemical, substance, material or waste that is regulated by any Governmental Authority because of its effect or potential effect on public health, safety, or the environment, and includes without limitation oil, used oil, petroleum (or any fraction thereof) , natural gas, asbestos, asbestos-containing materials, radon, urea formaldehyde, radon, mold or other fungi, and polychlorinated biphenyls.

TGGT CREDIT AGREEMENT – Page 12

“Holdings” has the meaning assigned to such term in the preamble to this Agreement, together with it successors and permitted assigns.

“Hypothetical Tax Liability” means, for each taxable year, the tax liability determined for the TGGT Equity Holders by assuming that the TGGT Equity Holders’ only income, gain, loss, deduction and credit for the taxable year is from its direct or indirect ownership of Holdings and its Consolidated Subsidiaries and that Holdings will have a Hypothetical Tax Liability for the year only at such time that the TGGT Equity Holders have cumulative net taxable income for the year and all prior years in excess of cumulative net taxable losses for the year and all prior years (“Net Taxable Income”). The Hypothetical Tax Liability for the TGGT Equity Holders for the taxable year shall be the corporate tax rate then in effect (which as of the Effective Date, is 35%) of the Net Taxable Income for the year after the application of credits, reduced by all prior Tax Distributions under Section 6.07.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03.

“Information” has the meaning assigned to such term in Section 10.12.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each calendar quarter, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period.

TGGT CREDIT AGREEMENT – Page 13

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrowers may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMorgan Chase Bank” and “JPMorgan Chase Bank, N.A.” means JPMorgan Chase Bank, N.A., and its successors.

“J.P. Morgan” means J.P. Morgan Securities LLC in its capacity as sole bookrunner and a Co-Lead Arranger.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Counterparty” means any Lender or any Affiliate of a Lender counterparty to a Swap Agreement with any Credit Party.

“Lender Hedging Obligations” means all obligations arising from time to time under Swap Agreements entered into from time to time between any Credit Party and a Lender Counterparty; provided that if such Lender Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Lender Hedging Obligations shall only include such obligations to the extent arising from transactions entered into at the time such Lender Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder pursuant to any Swap Agreement.

TGGT CREDIT AGREEMENT – Page 14

“Lenders” means the Persons listed on Schedule 1.01A (including any Affiliate Lender) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page, formerly known as Page 3750 of the Moneyline Telerate Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a Third Party with respect to such securities.

“LMIR” means, for any day, a rate per annum equal to the rate for one month U.S. dollar deposits as reported on Reuters Screen LIBOR01 Page, formerly known as Page 3750 of the Moneyline Telerate Service, as of 11:00 a.m., London time, on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market).

“Loan Documents” means this Agreement, any promissory notes executed in connection herewith, Security Instruments, the Letters of Credit (and any applications therefore and reimbursement agreements related thereto), the Fee Letter and any other agreements executed in connection with this Agreement.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

TGGT CREDIT AGREEMENT – Page 15

“Majority Lender Decisions” has the meaning assigned to such term in Section 10.01(d).

“Majority Lenders” means, at any time but subject to the terms of Sections 2.19 and 2.20, Lenders having Credit Exposures and Unused Commitments representing more than fifty percent (50%) of the sum of the Aggregate Credit Exposure and all Unused Commitments at such time or, if the Aggregate Commitment has been terminated, Lenders having Credit Exposures representing more than fifty percent (50%) of the Aggregate Credit Exposure at such time.

“Material Adverse Effect” means a material adverse effect on (a) the assets or properties, financial condition, businesses or operations of the Credit Parties taken as a whole, (b) the ability of any Credit Party to carry out its business as of the date of this Agreement or as proposed at the date of this Agreement to be conducted, (c) the ability of any Credit Party to perform fully and on a timely basis its respective obligations under any of the Loan Documents to which it is a party, or (d) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent or the Lenders under this Agreement and the other Loan Documents.

“Material Agreements” means (a) any agreement between any Credit Party and any Affiliate of a Credit Party (other than another Credit Party), including each gathering, handling, storing, processing, transportation, pipeline and marketing agreements between any Credit Party and any such Affiliate for Midstream Services, (b) the TGGT Contribution Agreement, (c) the TGGT Holdings LLC Agreement, (d) any other contract or agreement to which any Credit Party is a party (other than the Loan Documents) requiring payments to be made or providing for payments to be received, in each case in excess of $5,000,000 per annum and (e) any other contract or other arrangement to which any Credit Party is a party (other than the Loan Documents) for which the breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Domestic Subsidiary” means any Domestic Subsidiary that owns or holds assets, properties or interests (including Midstream Assets, whether owned directly or indirectly) with an aggregate fair market value, on a consolidated basis, greater than five percent (5%) of the aggregate fair market value of all of the assets, properties and interests (including Midstream Assets, whether owned directly or indirectly) of the Borrowers, the General Partner and each of the Restricted Subsidiaries, on a consolidated basis.

“Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any Credit Party in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Credit Party in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Credit Party would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means January 31, 2016.

“Maximum Liability” has the meaning assigned to such term in Section 7.10.

“Maximum Rate” has the meaning assigned to such term in Section 10.13.

TGGT CREDIT AGREEMENT – Page 16

“Midstream Assets” means the natural gas gathering systems of the Credit Parties, including, without limitation, those described in the map attached as Schedule 1.01B hereto, together with all processing and treatment plants and facilities constituting a part thereof or necessary for the operation thereof, and all easements, rights of way, privileges, franchises, tracts of land, surface leases, other interests in land, pipelines, equipment, permits, contract rights and personal property constituting a part thereof or necessary for the ownership and operation thereof.

“Midstream Services” means the provision of gathering, transporting, terminalling, storing, processing, dehydrating, treating and marketing hydrocarbons and other similar activities.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means the Midstream Assets and other assets of any Credit Party described in one or more duly executed, delivered and filed Mortgages evidencing a Lien prior and superior in right to any other Person in favor of the Administrative Agent for the benefit of the Secured Parties and subject only to the Liens permitted pursuant to Section 6.02.

“Mortgages” means all mortgages, deeds of trust, amendments to mortgages, security agreements, assignments of production, pledge agreements, collateral mortgages, collateral chattel mortgages, collateral assignments, financing statements and other documents, instruments and agreements evidencing, creating, perfecting or otherwise establishing the Liens required by Sections 4.01(g) and Section 5.09. All Mortgages shall be in form and substance satisfactory to Administrative Agent in its sole discretion.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any Disposition (whether pursuant to a Disposition of Equity Interests of a Restricted Subsidiary or otherwise) by any Credit Party, the excess, if any, of (a) the sum of cash and cash equivalents received in connection with such sale, but only as and when so received, over (b) the sum of (i) the principal amount of any Indebtedness that is secured by Liens on such asset senior to Liens securing the Obligations and that is required to be repaid in connection with the sale thereof (other than the Loans), (ii) the out-of-pocket expenses incurred by such Credit Party in connection with such sale, (iii) all legal, title and recording tax expense and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP as a consequence of such sale, (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such sale, (v) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property or other assets Disposed of in such sale and retained by such Credit Party after such sale, (vi) cash payments made to satisfy obligations resulting from early terminations of Swap Agreements in connection with or as a result of any such Disposition and (vii) any portion of the purchase price from such sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such sale or otherwise in connection with such sale; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to any Credit Party.

TGGT CREDIT AGREEMENT – Page 17

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.18(c).

“Obligations” means (a) any and all obligations of every nature, contingent or otherwise, whether now existing or hereafter arising, of any Credit Party from time to time owed to the Administrative Agent, the Issuing Bank, the Lenders or any of them under any Loan Document, whether for principal, interest, reimbursement of amounts drawn under any Letter of Credit, funding indemnification amounts, fees, expenses, indemnification or otherwise, (b) Lender Hedging Obligations and (c) Cash Management Obligations.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capital Lease Obligation, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from the foregoing clause (iii) operating leases and usual and customary oil, gas and mineral leases.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its limited liability company agreement or operating agreement, as amended.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 10.04.

“Payment Currency” has the meaning assigned to such term in Section 7.07.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

TGGT CREDIT AGREEMENT – Page 18

“Permitted Acquisition” means any Acquisition made with the prior written consent of the Majority Lenders or in a transaction that satisfies each of the following requirements: (a) no Default shall have occurred and be continuing or would result from the consummation of such Acquisition; (b) if such Acquisition is being made by Holdings, such Acquisition is an acquisition of the Equity Interests of a Person; (c) the total cash and noncash consideration paid (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under non-compete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto, and all Indebtedness assumed in connection therewith) by or on behalf of the Borrowers and Restricted Subsidiaries for any such Acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrowers and Restricted Subsidiaries for all other Acquisitions made by the Borrowers and Restricted Subsidiaries since the Effective Date shall not exceed $50,000,000 in the aggregate; and (e) if such Acquisition is an acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person shall become a wholly-owned Subsidiary of a Borrower or a Restricted Subsidiary, and, in accordance with Section 5.13, a Guarantor pursuant to the terms of this Agreement.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being Properly Contested;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens arising by operation of law in the ordinary course of business or incident to the operation and maintenance of Midstream Assets each of which is in respect of obligations that are not overdue by more than thirty (30) days or are being Properly Contested;

(c) contractual Liens which arise in the ordinary course of business under contracts for the sale, transportation or exchange of oil and natural gas, marketing agreements, processing agreements, and other agreements which are usual and customary in the midstream oil and gas business and are for claims which are not delinquent or which are being Properly Contested, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by any Credit Party or materially impair the value of such Property subject thereto;

(d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(f) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII;

(g) easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected Property or interfere with the ordinary conduct of business of any Credit Party;

TGGT CREDIT AGREEMENT – Page 19

(h) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by any Credit Party in the ordinary course of business covering the Property under the lease;

(i) the terms and conditions of the Rights-of-Way;

(j) preferential rights to purchase and required Third Party consents to assignments and similar transfer restrictions;

(k) conventional rights of reassignment upon final intention to abandon or release any Rights of Way; and

(l) rights of a common owner of any interest in any Right-of-Way currently held by any Credit Party and such common owner as tenants in common or through common ownership to the extent that the same does not materially impair the use or operation of the Midstream Assets as currently used and operated;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than contractual Liens described in the foregoing clause (c) to the extent the obligations secured by such Liens constitute Indebtedness).

“Permitted Holders” means EXCO and BG Group.

“Permitted Investments” means:

(a) U.S. Government Securities;

(b) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act of 1933, as amended) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(c) investments in deposits available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which any Credit Party maintains an office or is engaged in the midstream oil and gas business; provided, however, that (i) all such deposits have been made in such accounts in the ordinary course of business and (ii) such deposits do not at any one time exceed $10,000,000 in the aggregate;

(d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

TGGT CREDIT AGREEMENT – Page 20

(e) investments in commercial paper, maturing not more than ninety (90) days after the date of acquisition, issued by a corporation (other than an Affiliate of any Credit Party) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-l” (or higher) according to S&P;

(f) investments in securities with maturities of six (6) months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s; and

(g) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (a) through (f) above.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City, each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE JPMORGAN CHASE BANK, N.A.’S LOWEST RATE.

“Projections” means, with respect to Holdings and its Subsidiaries on a consolidated basis, Holdings’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with the historical financial statements described in Section 3.04 and after giving effect to the Transactions, together with appropriate supporting details and a statement of underlying assumptions, in each case in form and substance satisfactory to the Lenders and for the period from the Effective Date through December 31, 2014.

TGGT CREDIT AGREEMENT – Page 21

“Properly Contested” means in the case of any Material Agreement, any Tax liability or any other obligation of any Credit Party which is not paid when due or payable by reason of such Credit Party’s bona fide dispute over its liability therefor or the amount thereof, (a) such Material Agreement, Tax liability or other obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Credit Party has established appropriate reserves in accordance with GAAP; (c) the non-payment or non-performance of such Material Agreement, Tax liability or other obligation will not have a Material Adverse Effect and will not result in a forfeiture or sale of any of such Credit Party’s assets; (d) no Lien is imposed upon any of such Credit Party’s assets with respect to such Material Agreement, Tax liability or other obligation unless such Lien is at all times subordinate in priority to the Liens in favor of the Administrative Agent, for the benefit of the Secured Parties (except only with respect to property Taxes that have priority as a matter of applicable law) and enforcement of such Lien is stayed pending the final resolution or disposition of such dispute; (e) if the failure to pay or perform results from, or is determined by, the entry, rendition, or issuance against such Credit Party or any of its assets of a judgment, writ, order, or decree, enforcement of such judgment, writ, order, or decree is stayed pending a timely appeal or other judicial review; and (f) if such contest is abandoned, settled, or determined adversely (in whole or in part) to such Credit Party, such Credit Party forthwith pays such amounts due and all penalties, interest, and other amounts due in connection therewith or performs such obligations to the satisfaction of the other party to such Material Agreement. Only that portion of the monetary obligations or failure to perform which is in dispute may be Properly Contested.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests, cash, securities, accounts and contract rights.

“Register” has the meaning assigned to such term in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Remedial Work” has the meaning assigned to such term in Section 5.12.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, principal accounting officer, treasurer or assistant treasurer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Credit Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Credit Party or any option, warrant or other right to acquire any such Equity Interests in any Credit Party.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary or a Borrower hereunder; provided that notwithstanding the foregoing, General Partner shall not be deemed to be a Restricted Subsidiary for purposes of this Agreement (it being understood that General Partner is a Credit Party and Guarantor for all purposes and in all respects).

“Rights of Way” means any right, title and interest of the Credit Parties in and to all surface fee interests, surface leases, easements, rights-of-way, permits, licenses, servitudes, and other surface rights appurtenant to, and primarily used or held for use in connection with, the Midstream Assets.

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“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sale and Leaseback Transaction” means any sale or other transfer of any Property by any Person with the intent to lease such Property as lessee.

“Secured Party” means the Administrative Agent, any Lender, any Lender Counterparty and any other holder of Obligations including any Cash Management Obligations and Lender Hedging Obligations.

“Security Agreement” means a Pledge and Security Agreement in favor of the Administrative Agent for the benefit of the Secured Parties covering all or substantially all of the assets of the Credit Parties, including the Equity Interests of General Partner, each Borrower and each Restricted Subsidiary, and otherwise in form and substance satisfactory to the Administrative Agent.

“Security Instruments” means collectively, all Guarantees of the Obligations evidenced by the Loan Documents, the Security Agreement, the Mortgages and all other mortgages, security agreements, pledge agreements, collateral assignments and other collateral documents covering the Midstream Assets of the Credit Parties, other personal property, equipment and oil and gas inventory of the Credit Parties and proceeds of each of the foregoing, all such documents to be in form and substance reasonably satisfactory to the Administrative Agent.

“Specified Acquisition” means a Permitted Acquisition by any Borrower or any Restricted Subsidiary in which the cash consideration paid by such Credit Party is equal to or greater than $50,000,000.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of any Borrower.

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“Super-Majority Lenders” means, at any time, Lenders having Credit Exposures and Unused Commitments representing at least eighty percent (80%) of the sum of the Aggregate Credit Exposure and all Unused Commitments at such time or, if the Aggregate Commitment has been terminated, Lenders having Credit Exposures representing at least eighty percent (80%) of the Aggregate Credit Exposure at such time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Credit Parties shall be a Swap Agreement.

“Talco” has the meaning assigned to such term in the preamble to this Agreement, together with it successors and permitted assigns.

“Tax Distributions” has the meaning assigned to such term in Section 6.07.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“TGG Pipeline” has the meaning assigned to such term in the preamble to this Agreement, together with it successors and permitted assigns.

“TGGT Contribution Agreement” means that certain Contribution Agreement, effective as of January 1, 2009, among EOC, Vaughan Holding Company, LLC and BG Gathering, as amended, supplemented or otherwise modified from time to time to the extent permitted under the terms of this Agreement.

“TGGT Equity Holders” means the direct holders from time to time of all of the outstanding Equity Interests of Holdings.

“TGGT Holdings LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated as of August 14, 2009, among BG Gathering, EOC, Holdings, and the Administrative Agent, as in effect on the date hereof and as hereafter amended, supplemented or otherwise modified from time to time to the extent permitted under the terms of this Agreement.

“Third Party” shall mean any Person other than a Credit Party or an Affiliate of a Credit Party.

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“Title Defect” means any Lien, defect, or other matter that causes the Credit Parties not to have Defensible Title in and to the Midstream Assets; provided that the following shall not be considered Title Defects:

(a) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Midstream Asset;

(b) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(c) defects arising out of lack of corporate or other entity authorization in the public records unless such corporate or other entity action may not have been authorized and could reasonably be expected to result in another Person’s superior claim of title to the relevant Midstream Asset;

(d) defects based on a gap in any Credit Party’s chain of title in the state’s records as to state Rights-of-Way, or in the county records as to other Rights-of-Way, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet;

(e) defects that have been cured by applicable Laws of limitations or prescription; and

(g) any Lien (other than Liens permitted pursuant to Section 6.02) or loss of title to which Administrative Agent has consented in writing.

“Total Votes” has the meaning assigned to such term in the TGGT Holdings LLC Agreement.

“Transactions” means (i) the execution, delivery and performance by the Credit Parties of this Agreement and the Loan Documents, (ii) the borrowing of Loans, (iii) the use of the proceeds thereof, and (iv) the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unpledged Midstream Assets” means Midstream Assets which are not subject to a Lien in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Unrestricted Subsidiary” means (a) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the applicable Borrower in the manner provided below and (b) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of any Borrower may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries at the time of such designation or at any time thereafter (i) is a Material Domestic Subsidiary, (ii) owns Midstream Assets or the Equity Interests of any Borrower or any Restricted Subsidiary or (iii) guarantees, or is a primary obligor of, any indebtedness, liabilities or other obligations under any Material Indebtedness.

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“Unused Commitment” means, with respect to each Lender at any time, such Lender’s Commitment at such time minus such Lender’s Credit Exposure at such time.

“Unused Commitment Fee” has the meaning assigned to such term in Section 2.11(a).

“U.S. Government Securities” means direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan” or an “ABR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing” or an “ABR Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Holdings notifies the Administrative Agent that Holdings requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Holdings that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05. Time of Day. Unless otherwise specified, all references to times of day shall be references to Central time (daylight or standard, as applicable).

Article II

The Credits

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the Aggregate Credit Exposure exceeding the Aggregate Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Loans.

Section 2.02. Termination and Reduction of the Aggregate Commitment.

(a) Unless previously terminated, the Aggregate Commitment shall terminate on the Maturity Date.

(b) The Borrowers may at any time terminate, or from time to time reduce, the Aggregate Commitment; provided that (i) each reduction of the Aggregate Commitment shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the Borrowers shall not terminate or reduce the Aggregate Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09 and Section 2.10, the Aggregate Credit Exposure would exceed the Aggregate Commitment.

(c) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitment under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Aggregate Commitment delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Aggregate Commitment shall be permanent. Each reduction of the Aggregate Commitment shall be made ratably among the Lenders in accordance with their respective Commitment.

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Section 2.03. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrowers may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.04. Requests for Borrowings. To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., three (3) Business Days before the date of the proposed Eurodollar Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.03:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

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(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrowers’ account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own or the account of any other Borrower or any Restricted Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower Representative also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000 and (ii) the Aggregate Credit Exposure shall not exceed the Aggregate Commitment.

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(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon on the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 12:00 noon on the Business Day immediately following the day that the Borrowers receive such notice; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.04 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of its obligation to reimburse such LC Disbursement.

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(f) Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

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(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization.

(i) If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Majority Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than fifty percent (50%) of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in the Cash Collateral Account an amount in cash equal to the total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Credit Party described in clauses (h) or (i) of Article VIII.

(ii) All cash collateral provided by any Borrower or any other Credit Party pursuant to the request of the Administrative Agent in accordance with Section 2.19(c) shall be deposited in the Cash Collateral Account.

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(iii) Deposits in the Cash Collateral Account made pursuant to either the foregoing paragraph (i) of this Section 2.06(j) or Section 2.19(c) shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations under this Agreement and each Credit Party hereby grants a security interest in such cash and each deposit account into which such cash is deposited to secure the Obligations under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Cash Collateral Account. Other than interest at the rate per annum in effect for accounts of the same type maintained with the Administrative Agent at such time and any interest earned on the investment of such deposits, which investments shall be of the type described in clause (b) of the definition of Permitted Investments and shall be made by the Administrative Agent in consultation with the Borrowers (unless an Event of Default shall have occurred and be continuing, in which case, such investments shall be made at the option and sole discretion of the Administrative Agent) and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in the Cash Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing more than fifty percent (50%) of the total LC Exposure), be applied to satisfy other Obligations under this Agreement.

(v) If the Borrowers are required to provide cash collateral pursuant to either paragraph (i) of this Section 2.05(j) or Section 2.19(c), the amount of such cash collateral (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after (x) in the case of cash collateral provided pursuant to paragraph (i) above, all Events of Default have been cured or waived and (y) in the case of cash collateral provided pursuant to Section 2.19(c), the date on which such cash collateral is no longer required pursuant to Section 2.19(c).

Section 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account of the Borrowers designated by the Borrower Representative in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

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Section 2.07. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request; provided that all Borrowings on the Effective Date shall be ABR Borrowings. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.04 if the Borrower Representative were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one (1) month’s duration.

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(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08. Repayment of Loans; Evidence of Debt.

(a) Each Borrower hereby jointly and severally unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Borrower and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable under this Agreement, jointly and severally waive presentment and demand for payment, notice of intention to accelerate the maturity, protest, notice of protest and nonpayment, as to the payments due under this Agreement or any other Loan Document and as to each and all installments hereunder and thereunder, and agree that their liability under this Agreement or any other Loan Document shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of the Obligations, and hereby consent to any and all such renewals, extensions, indulgences, releases or changes.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

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(f) Any Lender or Participant may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender or Participant a promissory note payable to the order of such Lender or Participant (or, if requested by such Lender or Participant, to such Lender or Participant and its registered assigns) and in the form attached hereto as Exhibit E. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.09. Optional Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole and or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower Representative shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m. three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m. one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination or reduction of the Aggregate Commitment as contemplated by Section 2.02, then such notice of prepayment may be revoked if such notice of termination or reduction is revoked in accordance with Section 2.02. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.03; provided that any prepayments of all Borrowings in full in connection with a termination of all of the Lender’s Commitments in accordance with Section 2.02 may be in an amount equal to the outstanding principal balance of all Borrowings. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

Section 2.10. Mandatory Prepayment of Loans.

(a) If, after giving effect to any termination or reduction of the Aggregate Commitment or at any other time, the Aggregate Credit Exposure exceeds the Aggregate Commitment, then the Borrowers shall immediately prepay the Loans (and after all Loans are repaid in full, provide cash collateral in accordance with Section 2.05(j)) to the extent necessary to eliminate such excess.

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(b) If any Credit Party Disposes of any Property at any time, whether pursuant to a Disposition of Equity Interests of a Restricted Subsidiary permitted pursuant to Section 6.04 or otherwise (other than Dispositions of Property permitted under Sections 6.03(a)(iv) and (v) and Sections 6.04(a)(i)-(iv)), the Borrowers shall prepay the Loans (and after all Loans are repaid in full, provide cash collateral in accordance with Section 2.05(j)) in an amount equal to 100% of the Net Cash Proceeds received by it or any other Credit Party as a result of such Disposition within one (1) Business Day of the date it or any Credit Party receives such Net Cash Proceeds to the extent such Net Cash Proceeds, together with all other Net Cash Proceeds received by the Credit Parties from all Dispositions that have occurred during the period of twelve consecutive calendar months immediately preceding such Disposition, exceeds $10,000,000.

(c) Amounts applied to the prepayment of Borrowings pursuant to this Section shall be first applied ratably to ABR Borrowings then outstanding and, upon payment in full of all outstanding ABR Borrowings, second, to Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto. Any prepayments pursuant to this Section shall be without penalty or premium but otherwise accompanied by accrued interest to the extent required by Section 2.12 and any funding indemnification amounts required by Section 2.15. Amounts applied to the payment of Borrowings pursuant to this Section may be reborrowed subject to and in accordance with the terms of this Agreement.

Section 2.11. Fees.

(a) Each Borrower jointly and severally agrees to pay to the Administrative Agent, for the account of each Lender, an unused commitment fee (the “Unused Commitment Fee”) equivalent to the Applicable Rate times the daily average of the Aggregate Unused Commitments. Such Unused Commitment Fee shall be calculated on the basis of a year consisting of 360 days. The Unused Commitment Fee shall be payable in arrears on the last day of March, June, September and December of each year, commencing with the first such date to occur after the Effective Date, and on the Maturity Date for any period then ending for which the Unused Commitment Fee shall not have been theretofore paid. In the event the Aggregate Commitment terminates on any date other than the last day of March, June, September or December of any year, the Borrowers agree to pay to the Administrative Agent, for the account of each Lender, on the date of such termination, the total Unused Commitment Fee due for the period from the last day of the immediately preceding March, June, September or December, as the case may be, to the date such termination occurs.

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(b) Each Borrower jointly and severally agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to each Lender’s participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate equal to 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Aggregate Commitment and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Aggregate Commitment terminates and any such fees accruing after the date on which the Aggregate Commitment terminates shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Each Borrower jointly and severally agrees to pay to the Administrative Agent and J.P. Morgan, for their respective accounts, the fees set forth in the Fee Letter payable to the Administrative Agent and J.P. Morgan and such other fees payable in the amounts and at the times separately agreed upon between the any Credit Party, the Administrative Agent and J.P. Morgan.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Unused Commitment Fees and participation fees, to the Lenders. Subject to Section 10.13, fees paid shall not be refundable under any circumstances.

Section 2.12. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers or any other Credit Party hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Aggregate Commitment and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

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(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

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(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth (i) the amount or amounts reasonably necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, (ii) the factual basis for such compensation and (iii) the manner in which such amount or amounts were calculated shall be delivered to the Borrower Representative. Such certificate shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

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Section 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(b) and is revoked in accordance therewith), (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.18, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative within one hundred eighty (180) days after such Lender incurs such loss, cost or expense and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.16. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate delivered to the Borrower Representative by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, setting forth (i) the amount of such payment or liability reasonably necessary to compensate the Administrative Agent, such Lender or the Issuing Bank, as the case may be, (ii) the factual basis for such compensation and (iii) the manner in which such amount or amounts were calculated, shall be conclusive absent manifest error.

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(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

Section 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, Section 2.15 or Section 2.16, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at JPMorgan Chase Bank, N.A., Mail Code IL1-0010, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603-2003, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.14, Section 2.15, Section 2.16 and Section 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

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(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest, fees and other Obligations then due hereunder, such funds shall be applied (i) first to pay the fees and expenses then due and owing by the Borrowers pursuant to Section 10.03, (ii) second, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties; provided that in the event such funds are received by and available to the Administrative Agent as a result of the exercise of any rights and remedies with respect to any collateral under the Security Instruments, the parties entitled to a ratable share of such funds pursuant to the foregoing clause (iii) and the determination of each parties’ ratable share shall include, on a pari passu basis, (x) the Lender Counterparties with respect to Lender Hedging Obligations then due and owing to each Lender Counterparty by any Credit Party as a result of the early termination of any transactions under any Swap Agreements (after giving effect to any netting agreements) and (y) any Lender or any of its Affiliates with respect to Cash Management Obligations then due and owing to such Lender or any of its Affiliates by any Credit Party; provided, further that in the event such funds are received as a result of any distribution or payment in connection with an insolvency proceeding with respect to any Credit Party, the parties entitled to a ratable share of such funds pursuant to the foregoing clauses (ii) and (iii) shall be as finally determined by a court of competent jurisdiction in such proceeding.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise (including any right of set-off exercised with respect to a Swap Agreement), obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

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(d) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d), Section 2.05(e), Section 2.06(b), Section 2.17(d) or Section 10.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b) If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

(c) If (i) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement or any other Loan Document that requires approval of all of the Lenders, each Lender or each Lender affected thereby under Section 10.02, the consent of Super-Majority Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required has not been obtained or (ii) a Lender is a Defaulting Lender; then, in each case, the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, elect to replace such Non-Consenting Lender or Defaulting Lender, as the case may be, as a Lender party to this Agreement in accordance with and subject to the restrictions contained in, and consents required by Section 10.04; provided that (x) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, and (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a consent by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply or, in the case of a Defaulting Lender, such Lender is no longer a Defaulting Lender.

Section 2.19. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, Super-Majority Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02), provided that (i) any waiver, consent, amendment or modification pursuant to Section 10.02 requiring the consent of each Lender, such Lender or each affected Lender shall require the consent of such Defaulting Lender, and (ii) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender.

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(c) if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall, within one (1) Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, then the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is cash collateralized and/or reallocated;

(d) so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend, renew or extend any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.19(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and Defaulting Lenders shall not participate therein); and

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(e) the Borrowers shall have the right, to the extent permitted by applicable law, to set-off any amounts owed to it or any of its Restricted Subsidiaries by any Defaulting Lender in respect of deposit account liabilities against amounts due by the Borrowers to such Defaulting Lender under this Agreement; provided that the amount of such set-off shall not exceed the amount of such Defaulting Lender’s Credit Exposure and any accrued and unpaid interest with respect thereto.

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrowers, and the Issuing Bank each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date, such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.20. Affiliate Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender is an Affiliate Lender, then so long as such Lender is an Affiliate Lender, the Commitment and Credit Exposure of such Affiliate Lender shall not be included in determining whether all Lenders, Super-Majority Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02), provided that (a) any waiver, consent, amendment or modification pursuant to Section 10.02 requiring the consent of each Lender, such Lender or each affected Lender shall require the consent of such Affiliate Lender (except in respect of (x) any release of any Credit Party from its obligations under the Loan Documents or (y) any release of any of the Collateral) and (b) the Commitment of such Affiliate Lender may not be increased or extended without the consent of such Affiliate Lender.

Section 2.21. Borrower Representative. Each Borrower hereby appoints Holdings as its contractual representative, hereunder and under each other Loan Document, for all purposes, including requesting borrowings and receiving account statements and other notices and communications to the Borrowers (or any of them) from the Administrative Agent or any Lender. The Administrative Agent and the Lenders may rely, and shall be fully protected in relying, on any request for borrowing, disbursement instruction, report, information or any other notice or communication made or given by such Person, whether in its own name, on behalf of any other Borrower or on behalf of “the Borrowers,” and neither the Administrative Agent nor any Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, notice or communication, nor shall the joint and several character of the Borrowers’ liability for the Obligations be affected. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative on behalf of the Borrowers pursuant to this Section 2.21.

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Section 2.22.Joint and Several Liability. The Obligations shall constitute one joint and several direct and general obligation of the Borrowers. Notwithstanding anything to the contrary contained herein, each of the Borrowers shall be jointly and severally, with each other Borrower, directly and unconditionally liable to the Administrative Agent and the Lenders for all Obligations and shall have the obligations of co-maker with respect to the Loans, any promissory notes issued pursuant to Section 2.08(f), and the other Obligations, it being agreed that the advances to each Borrower inure to the benefit of all Borrowers, and that the Administrative Agent and the Lenders are relying on such joint and several liability of the Borrowers as co-makers in extending the Loans hereunder.

Article III

Representations and Warranties

Each Credit Party represents and warrants to the Lenders that (it being understood and agreed that with respect to the Effective Date such representations and warranties are deemed to be made concurrently with and after giving effect to the consummation of the Transactions):

Section 3.01. Organization; Powers. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02. Authorization; Enforceability. The Transactions are within each Credit Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, stockholder action. This Agreement has been duly executed and delivered by each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and, after the Effective Date, the filing of this Agreement and related Loan Documents by the Borrowers with, and other required disclosures required by, the Securities and Exchange Commission pursuant to the requirements of the Securities Exchange Act of 1934, as amended, (b) will not violate any applicable law or regulation or the charter, by-laws or other Organizational Documents of any Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument evidencing Material Indebtedness or a Material Agreement binding upon any Credit Party or any of their respective assets, or give rise to a right thereunder to require any payment to be made by any Credit Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Credit Party not otherwise permitted under Section 6.02.

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Section 3.04. Financial Condition; No Material Adverse Change.

(a) Holdings has heretofore furnished to the Lenders the consolidated balance sheet and related statements of income and cash flows of Holdings and its Consolidated Subsidiaries (i) for the period commencing August 14, 2009 through December 31, 2009, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the calendar months and portion of the fiscal year ended November 30, 2010, and the most recent month for which financial statements are available, in each case, setting forth in comparative form the figures for the corresponding period of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absences of footnotes, in the case of the statements referred to in clause (ii).

(b) Since December 31, 2009, there has been no development or event that has had or could reasonably be expected to result in Material Adverse Effect.

Section 3.05. Properties; Titles, etc.

(a) Each Credit Party has Defensible Title to its Midstream Assets free of any Title Defects and good title to all of its personal Property, in each case, material to its business and such Midstream Assets and personal Property are free and clear of all Liens except Liens permitted pursuant to Section 6.02.

(b) All leases and agreements material to the conduct of the business of the Credit Parties are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Credit Parties including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Credit Parties to conduct their business in all material respects in the same manner as their business has been conducted prior to the date hereof.

(d) Each Credit Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Credit Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

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Section 3.06. Litigation.

(a) There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Credit Party, threatened against or affecting any Credit Party, (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Litigation Matters) or (ii) that involve this Agreement or the Transactions.

(b) Since the date of this Agreement, there has been no change in the status of the Disclosed Litigation Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07. Compliance with Laws and Agreements. Each Credit Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its Property and all indentures, agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08. Investment Company Status. No Credit Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09. Taxes. Each Credit Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of FASB Statement 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of FASB Statement 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.

Section 3.11. Disclosure. Each Credit Party has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Credit Parties to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to the Projections, Holdings represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

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Section 3.12. Labor Matters. There are no strikes, lockouts or slowdowns against any Credit Party pending or, to the knowledge of any Credit Party, threatened that could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other Law dealing with such matters to the extent that such violation could reasonably be expected to have a Material Adverse Effect.

Section 3.13. Capitalization and Credit Party Information. Schedule 3.13 lists, as of the Effective Date (a) each Subsidiary that is an Unrestricted Subsidiary, (b) for Holdings, General Partner, the Borrowers and each Restricted Subsidiary, its full legal name, its jurisdiction of organization, its federal tax identification number, the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such Equity Interests.

Section 3.14. Margin Stock. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 3.15. Environmental Matters

(a) Except for the Disclosed Environmental Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (or with respect to clauses (iii), (iv) and (v) below, where the failure to take such actions could not be reasonably expected to result in a Material Adverse Effect):

(i) no Property of any Credit Party is currently in violation of Environmental Laws, and the operations currently conducted on the Property of any Credit Party by or on behalf of any Credit Party do not violate any Environmental Laws.

(ii) no Property of any Credit Party nor the operations currently conducted thereon by or on behalf of any Credit Party are in violation of or subject to any existing, pending or to the knowledge of any Credit Party, threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

(iii) all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, currently or, within the past five years was required to be held by a Credit Party under Environmental Laws in connection with the operation or use of any and all Property of each Credit Party, including, without limitation, past or present treatment, storage, or disposal of any Hazardous Materials at such Properties, have been duly obtained or filed, and each Credit Party is in compliance with the terms and conditions of all such notices, permits, licenses, exemptions, approvals and similar authorizations.

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(iv) the Credit Parties have caused or directed all Hazardous Materials generated by the Credit Parties at any and all Property of the Credit Parties to be transported, treated and disposed of in accordance with Environmental Laws and, to the knowledge of any Credit Party, none of such transport carriers and treatment and disposal facilities are the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

(v) to the knowledge of each Credit Party, no Hazardous Materials have been disposed of or otherwise released and there has been no threatened release of any Hazardous Materials on or to any Property of any Credit Party except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

(vi) no Credit Party has any reason to believe that any Property of a Credit Party , to the extent subject to the OPA and as such Property will be used by such Credit Party, will not be able to maintain compliance with the current OPA requirements during the term of this Agreement.

(vii) no Credit Party (i) is subject to any Environmental Liability or Remedial Work in connection with the operations of such Credit Party on its Property, or (ii) has received written notice of any claim with respect to any Environmental Liability.

(b) Since the date of this Agreement, there has been no change in the status of the Disclosed Environmental Matters that, individually or in the aggregate, has resulted in or will likely result in a Material Adverse Effect.

(c) The representations and warranties in this Section 3.15 are the exclusive representations and warranties by any Credit Party regarding Environmental Law, Environmental Liability, Hazardous Materials or Remedial Work.

Section 3.16. Insurance. The certificate signed by the Responsible Officer that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program maintained by the Credit Parties that has been furnished by the Borrowers to the Administrative Agent and the Lenders as of the Effective Date, is complete and accurate in all material respects as of the Effective Date and demonstrates the Credit Parties’ compliance with Section 5.11.

Section 3.17. Solvency.

(a) Immediately after the consummation of the Transactions and immediately following the making of the initial Borrowing made on the Effective Date and after giving effect to the application of the proceeds thereof, (1) the fair value of the assets of the Credit Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Credit Parties on a consolidated basis; (2) the present fair saleable value of the real and personal property of the Credit Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Credit Parties on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (3) the Credit Parties on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (4) the Credit Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

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(b) The Credit Parties do not intend to, and do not believe that they will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of the amounts of cash to be payable on or in respect of its Indebtedness.

Section 3.18. Maintenance of Midstream Assets. Except with respect to any failure to maintain, operate, develop or conform that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Credit Party’s Midstream Assets have been maintained, operated and developed consistent with prudent business practices of midstream companies engaged in activities similar to the Credit Parties within the geographic boundaries of the United States of America and in conformity with all laws, regulations and orders of any Governmental Authority applicable to it or its Midstream Assets and in conformity with the provisions of all leases, subleases or other contracts relating thereto.

Section 3.19. Material Agreements. Schedule 3.19, as of the Effective Date, sets forth a true and complete list of all Material Agreements of each Credit Party and each counterparty thereto. Except for any Material Agreement which is being Properly Contested and after giving effect to any applicable cure period, no Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any Material Agreement to which it and any Affiliate of such Credit Party (other than a Credit Party) is a party and (b) any Material Agreement to which it is a party, other than a Material Agreement described in the immediately foregoing clause (a), if such default could reasonably be expected to have a Material Adverse Effect.

Section 3.20. Security Instruments.

(a) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified in Schedule 3.20, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (other than statutory Liens of other Persons that are permitted pursuant to Section 6.02 and are given statutory priority to prior perfected consensual Liens under applicable law).

(b) The Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Collateral described therein and proceeds thereof, and (i) when UCC-1 financing statements are filed in the offices specified in Schedule 3.20 naming the Credit Parties as debtor and covering the Collateral described therein and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral described therein with respect to which a security interest may be perfected only by possession or control, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in the Collateral described therein and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (other than statutory Liens of other Persons that are permitted pursuant to Section 6.02 and are given statutory priority to prior perfected consensual Liens under applicable law).

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Article IV

Conditions

Section 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Haynes and Boone, L.L.P., counsel for the Credit Parties, substantially in the form of Exhibit B-1, and covering such other matters relating to the Credit Parties, and this Agreement as the Majority Lenders shall reasonably request and (ii) Bradley Murchison Kelly & Shea LLC, Louisiana local counsel for the Credit Parties, substantially in the form of Exhibit B-2, and covering such other matters relating to the Credit Parties, and this Agreement as the Majority Lenders shall reasonably request.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrowers, confirming that the Credit Parties have (i) complied with the conditions set forth in paragraphs (a), (b) and (c) of Section 4.02, (ii) complied with the covenants set forth in Section 5.11 (and demonstrating such compliance by the attachment of an insurance summary and insurance certificates evidencing the coverage described in such summary), (iii) complied with the conditions set forth in paragraphs (l), (o), (p), (u) and (x) of this Section 4.01 and (iv) no buildings on any real property owned in fee as of the Effective Date except for any such real property indentified thereon by its street address.

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(e) The Administrative Agent, the Lenders and J.P. Morgan shall have received all fees and other amounts due and payable on or prior to the Effective Date, and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder, including all fees, expenses and disbursements of counsel for the Administrative Agent to the extent invoiced on or prior to the Effective Date, together with such additional amounts as shall constitute such counsel’s reasonable estimate of expenses and disbursements to be incurred by such counsel in connection with the recording and filing of Mortgages and financing statements; provided, that, such estimate shall not thereafter preclude further settling of accounts between the Borrowers and the Administrative Agent.

(f) The Administrative Agent shall have received the Security Agreement duly executed and delivered by the appropriate Credit Parties and in form and substance acceptable to the Administrative Agent, together with such other certificates, assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements and control agreements as the Administrative Agent shall deem necessary or appropriate to grant, evidence, perfect and maintain Liens, prior and superior in right to any other Person, subject to the Liens permitted under Section 6.02, on all of the Collateral described therein.

(g) The Administrative Agent shall have received Mortgages duly executed and delivered by the appropriate Credit Parties and in form and substance acceptable to the Administrative Agent, together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements as the Administrative Agent shall deem necessary or appropriate to grant, evidence, perfect and maintain Liens, prior and superior in right to any other Person, subject to the Liens permitted under Section 6.02, on all or substantially all of the Credit Parties’ Midstream Assets.

(h) The Administrative Agent shall have received promissory notes duly executed by the Borrowers for each Lender that has requested the delivery of a promissory note pursuant to and in accordance with Section 2.08(f).

(i) On or prior to the Effective Date, the Administrative Agent shall have received a Borrowing Request acceptable to the Administrative Agent and in accordance with Section 2.04 setting forth the Loans requested by the Borrowers on the Effective Date, the Type and amount of each Loan and the accounts to which such Loans are to be funded; provided that all Borrowings on the Effective Date shall be ABR Borrowings.

(j) If the initial Borrowing includes the issuance of a Letter of Credit, the Administrative Agent shall have received a written request in accordance with Section 2.05 of this Agreement.

(k) The Administrative Agent shall have received such financing statements (including, without limitation, the financing statements referenced in subclause (f) above) as Administrative Agent shall specify to fully evidence and perfect all Liens contemplated by the Loan Documents, all of which shall be filed of record in such jurisdictions as the Administrative Agent shall require in its sole discretion.

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(l) The Administrative Agent shall have received reasonably satisfactory evidence that after giving effect to the Transactions, Aggregate Credit Exposure on the Effective Date shall not exceed $300,000,000.

(m) The Administrative Agent shall have received a Solvency Certificate in the form attached hereto as Exhibit D, dated the Effective Date, and signed by a Responsible Officer of the Borrowers.

(n) The Lenders shall have received from the Borrower Representative (i) a pro forma consolidated balance sheet of Holdings and its Consolidated Subsidiaries as of November 30, 2010, and reflecting the consummation of the Transactions, the related financings and other transactions contemplated by the Loan Documents to occur on or prior to the Effective Date, which pro forma balance sheet shall be prepared consistent in all respects with the information previously provided by the Credit Parties to the Administrative Agent and the Lenders and in form and substance satisfactory to the Administrative Agent, (ii) a pro forma statement of operations of Holdings and its Consolidated Subsidiaries for the twelve (12) month period ending as of the date of the pro forma balance sheet described in the immediately preceding clause (i), and (iii) the Projections.

(o) Each Credit Party shall have obtained all approvals required from any Governmental Authority and all consents of other Persons, in each case that are necessary or advisable in connection with the Transactions and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(p) There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Administrative Agent, singly or in the aggregate, materially impairs the Transactions, the financing thereof or any of the other transactions contemplated by the Loan Documents or that could reasonably be expected to result in a Material Adverse Effect.

(q) All partnership, corporate and other proceedings taken or to be taken in connection with the Transactions and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as the Administrative Agent may reasonably request.

(r) The Administrative Agent and the Lenders shall have received all of the financial statements described in Section 3.04(a).

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(s) The Borrowers shall have delivered to the Administrative Agent a description of the sources and uses of funding for the Transactions that is consistent with the terms of the Loan Documents and otherwise satisfactory to the Administrative Agent and J.P. Morgan and the capitalization, structure and equity ownership of the Credit Parties after the Transactions shall be satisfactory to the Lenders in all respects.

(t) The Credit Parties shall have executed and delivered collateral assignments of any Credit Party’s right, title and interest in and to any Material Agreement (including any secondment and servicing agreements) with any Affiliate that is not a Credit Party (each, a “Contract Party”), and each Contract Party shall have delivered an executed consent acknowledging such collateral assignment, in each case, in form and substance satisfactory to the Administrative Agent.

(u) The Administrative Agent shall have received reasonably satisfactory evidence that after giving effect to the Transactions, the Consolidated Current Ratio of Holdings and its Consolidated Subsidiaries that are Credit Parties is greater than 1.00 to 1.00.

(v) The Credit Parties shall have provided to the Administrative Agent true, complete and correct copies of all Material Agreements, duly executed by each of the parties thereto, and in form and substance reasonably satisfactory to the Administrative Agent.

(w) The Administrative Agent shall have received reasonably satisfactory evidence that the Credit Parties own the easements, rights of way, fee-owned real estate and other real estate interests necessary to use, operate and maintain the Midstream Assets and provide the Midstream Services.

(x) The Administrative Agent shall have received a copy of any environmental site assessment (other than privileged compliance assessments) in the possession or control of any Credit Party that was performed on any Property or assets currently owned or held by any Credit Party within the past two (2) years, and any written notice of any violation of any Environmental Laws delivered within the past five (5) years to any Credit Party with respect to any such Property or assets (but which has not been fully resolved), and the overall environmental condition of the Properties of the Credit Parties shall be reasonably satisfactory to the Administrative Agent.

(y) The Administrative Agent shall have received a deed of trust or mortgage, as applicable, assignment of rents and leases, and fixture filing; a flood zone certification with respect to improved real property owned in fee (together with the notice to the Borrowers regarding flood zone certification) and, if applicable, flood insurance; to the extent available as of the Effective Date, title commitments and copies of all title exceptions and such other documents, agreements, instruments, and related items, all respecting each parcel of fee-owned real property of the Credit Parties, in each case, as the Administrative Agent shall reasonably request.

(z) The Administrative Agent shall have received control agreements in respect of each Credit Party’s deposit accounts and lockbox access agreements in respect of each Credit Party’s lockboxes, to the extent required to be provided pursuant to the terms of the Pledge and Security Agreement, in each case, in form and substance satisfactory to the Administrative Agent.

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(aa) The Administrative Agent shall have received such other instruments and documents incidental and appropriate to the transactions provided for herein as the Administrative Agent or their special counsel may reasonably request prior to the Effective Date, and all such documents shall be in form and substance satisfactory to the Administrative Agent.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 5:00 p.m. on January 31, 2011 (and, in the event such conditions are not so satisfied or waived, the Aggregate Commitment shall terminate at such time).

Section 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Credit Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) The delivery of a certificate in a form reasonably acceptable to Administrative Agent signed by a Responsible Officer of the Borrower Representative certifying that after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, Holdings is in pro forma compliance with (x) the Consolidated Leverage Ratio and (y) at any time from and after the receipt by the Administrative Agent and the Lenders of the financial statements for the fiscal quarter ending March 31, 2011 pursuant to Section 5.01(b), the Interest Coverage Ratio, in each case, set forth in Section 6.14 as of the end of the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent and the Lenders pursuant to Section 5.01, calculated as though such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit occurred as of the first day of the trailing four fiscal quarter period ending on such date; provided that for purposes of determining compliance with the Consolidated Leverage Ratio covenant on the Effective Date and on any date of determination prior to the receipt by the Administrative Agent and the Lenders of the financial statements for the fiscal quarter ending December 31, 2010 pursuant to Section 5.01(b), Consolidated EBITDA shall be calculated by annualizing the sum of (a) Consolidated EBITDA for the period from and including October 1, 2010 through and including November 30, 2010 plus (b) the projected Consolidated EBITDA previously provided to the Administrative Agent for the month ending December 31, 2010; provided, further that for purposes of determining compliance with the Consolidated Leverage Ratio covenant on any date of determination from and after receipt by the Administrative Agent and the Lenders of the financial statements for the fiscal quarter ending December 31, 2010 and prior to the receipt by the Administrative Agent and the Lenders of the financial statements for the fiscal quarter ending March 31, 2011, in each case, pursuant to Section 5.01(b), Consolidated EBITDA shall be calculated by annualizing Consolidated EBITDA for the period from and including October 1, 2010 through and including December 31, 2010; provided, further that any year-end adjustments reflected in the audited financial statements of Holdings for the year ending December 31, 2010, arising from any events or circumstances occurring prior to October 1, 2010, shall be excluded for purposes of calculating Consolidated EBITDA so long as such adjustments are not on-going adjustments or otherwise applicable to the period from and after October 1, 2010 or any portion thereof.

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Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Credit Parties on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

Article V

Affirmative Covenants

Until the Aggregate Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Credit Party covenants and agrees with the Lenders that:

Section 5.01. Financial Statements; Other Information. The Borrower Representative will furnish to the Administrative Agent and each Lender:

(a) within ninety (90) days after the end of each fiscal year of Holdings, the audited consolidated (and unaudited consolidating) balance sheet and related consolidated (and with respect to statements of operations, consolidating) statements of operations, stockholders’ equity and cash flows of Holdings and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by a firm of independent public accountants reasonably acceptable to Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each fiscal quarter of Holdings, the consolidated (and unaudited consolidating) balance sheet and related consolidated (and with respect to statements of operations, consolidating) statements of operations and cash flows of the Holdings and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of Holdings and its Consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

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(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate in a form reasonably acceptable to Administrative Agent signed by a Responsible Officer of the Borrower Representative (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations for determining the Applicable Rate and demonstrating compliance with Section 6.14.

(d) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate in a form reasonably acceptable to Administrative Agent signed by a Responsible Officer of the Borrower Representative setting forth, as of the last Business Day of the calendar month preceding the delivery of such financial statements, a true and complete list of all Swap Agreements of each Credit Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any credit support agreements relating thereto, any margin required or supplied under any credit support document, and the counterparty to each such agreement;

(e) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate in a form reasonably acceptable to Administrative Agent signed by a Responsible Officer of the Borrower Representative setting forth a true and complete list of all Material Agreements of the Credit Parties not previously listed on Schedule 3.19, and the counterparty to each such agreement, and promptly upon the request of the Administrative Agent, a copy of any such Material Agreement;

(f) as soon as possible and in any event within fifteen (15) days after the execution thereof, copies of any material amendment to (i) any Material Agreement to which any Credit Party and any Affiliate of a Credit Party (other than a Credit Party) is a party and (ii) any Material Agreement to which any Credit Party is a party that represents 10% or more of the throughput volumes per month of the Midstream Assets;

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Credit Party with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(h) concurrently with the delivery to the TGGT Equity Holders under the TGGT Holdings LLC Agreement (in each case to the extent delivered), a copy of the Monthly Operating Report (as defined in the TGGT Holdings LLC Agreement) for each calendar month and a copy of each Annual Work Program and Budget (as defined in the TGGT Holdings LLC Agreement); and

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(i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) or Section 5.01(g) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower Representative posts such documents, or provides a link thereto, on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower Representative shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower Representative to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower Representative shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower Representative shall be required to provide paper copies of the Compliance Certificates required by Section 5.01(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower Representative with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.02. Notices of Material Events. The Borrower Representative will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Credit Party in an aggregate amount exceeding $5,000,000;

(d) any written notice or written claim to the effect that any Credit Party is or may be liable to any Person as a result of the release by any Credit Party, or any other Person of any Hazardous Materials into the environment, which could reasonably be expected to have a Material Adverse Effect;

(e) any written notice alleging any violation of any Environmental Law by any Credit Party, which could reasonably be expected to have a Material Adverse Effect;

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(f) the occurrence of any material breach or default under, or repudiation or termination of, or notice of any material dispute or claim arising under or in connection with, any Material Agreement by any party thereto;

(g) the receipt by any Credit Party of any management letter or comparable analysis prepared by the auditors for any Credit Party;

(h) the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event; and

(i) any other development or event that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. Each Credit Party will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04. Payment of Obligations. Each Credit Party will, and will cause each Restricted Subsidiary to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except to the extent such obligations are being Properly Contested.

Section 5.05. Operation and Maintenance of Properties. Each Credit Party will, and will cause each Restricted Subsidiary to:

(a) keep and maintain its Midstream Assets and all other Property material to the conduct of its business consistent with prudent business practices of midstream companies engaged in activities similar to the Credit Parties within the geographic boundaries of the United States of America (ordinary wear and tear excepted);

(b) promptly pay and discharge, or cause to be paid and discharged all expenses and Indebtedness accruing under, and perform or cause to be performed, in all material respects, each and every act, matter or thing required by, each and all assignments, deeds, leases, sub-leases, contracts and other agreements affecting or pertaining to its interests in its Midstream Assets or other Properties and will, in all material respects, do all things necessary to keep unimpaired each Credit Party’s rights with respect thereto and prevent any forfeiture thereof or a default thereunder, except to the extent such obligations are being Properly Contested;

(c) operate its Midstream Assets and other Properties or cause, or use commercially reasonable efforts to cause, such Midstream Assets and other Properties to be operated in a manner consistent with prudent business practices of midstream companies engaged in activities similar to the Credit Parties within the geographic boundaries of the United States of America.

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(d) promptly perform or make reasonable and customary efforts to cause to be performed, in all material respects and consistent with prudent business practices of midstream companies engaged in activities similar to the Credit Parties within the geographic boundaries of the United States of America, the obligations required by each of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its Midstream Assets and other Properties.

Section 5.06. Books and Records; Inspection Rights. Each Credit Party will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, provided an officer of such Credit Party has the reasonable opportunity to participate, its independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07. Compliance with Laws. Each Credit Party will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only to (a) pay the fees, expenses and transaction costs of the Transactions, (b) satisfy reimbursement obligations with respect to Letters of Credit, (c) make Restricted Payments permitted under Section 6.07, and (d) finance the working capital needs of the Borrowers, including capital expenditures, and for general corporate purposes of the Borrowers and the Guarantors, in the ordinary course of business, including the construction, development, operation and maintenance of the Midstream Assets. No part of the proceeds of any Loan will be used, whether directly or indirectly, to purchase or carry any margin stock (as defined in Regulation U issued by the Board). Letters of Credit will be issued only to support general corporate purposes of the Borrowers and the Guarantors.

Section 5.09. Mortgages and Other Security. Promptly after (a) the consummation of any Permitted Acquisition for which the consideration paid is equal to or greater than $10,000,000 (whether in a single transaction or a series of related transactions) or (b) the consummation of any other Permitted Acquisition or the completion of construction or development of any Midstream Assets, in each case, which results in the Credit Parties, taken as a whole, owning Unpledged Midstream Assets which have a value (determined by the greater of cost or fair market value) that is equal to or greater than $10,000,000, each Borrower will, and will cause each Guarantor to, execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, Mortgages in form and substance acceptable to the Administrative Agent together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed, as applicable) as the Administrative Agent shall deem necessary or appropriate to grant, evidence, perfect and maintain Liens on all or substantially all of the Credit Parties’ interest in such Unpledged Midstream Assets (it being understood that, with respect to this clause (b), no additional Mortgages shall be required until such time as the Unpledged Midstream Assets are again equal to or greater than $10,000,000). Promptly after entering into any Material Agreement (including any secondment and servicing agreements) with any Affiliate that is not a Credit Party, each Borrower will, and will cause each Guarantor to, execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, a collateral assignment of all right, title and interest of any Credit Party in and to any Material Agreement (including any secondment and servicing agreements) with any Affiliate that is not a Credit Party.

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Section 5.10. Real Property Information. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, deliver to the Administrative Agent such information as the Administrative Agent shall deem reasonably necessary or appropriate to verify the Credit Parties’ ownership of the easements, rights of way, fee-owned real estate and other real estate interests necessary to use, operate and maintain the Midstream Assets and provide the Midstream Services, including, to the extent requested by the Administrative Agent, and within 30 days of such request (or such longer period as Administrative Agent shall permit), title insurance policies for fee-owned Properties.

Section 5.11. Insurance. Each Credit Party will, and will cause each Restricted Subsidiary to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, including flood insurance with respect to any improved real property owned or occupied by any Credit Party that is located in the 100 year flood plain. On or prior to the Effective Date and thereafter, upon request of the Administrative Agent, the Borrower Representative will furnish or cause to be furnished to the Administrative Agent from time to time a summary of the respective insurance coverage of the Credit Parties in form and substance reasonably satisfactory to the Administrative Agent, and, if requested, will furnish the Administrative Agent copies of the applicable policies. Upon demand by Administrative Agent, the Borrower Representative will cause any insurance policies covering any such Property to be endorsed (a) to provide that such policies may not be cancelled, reduced or affected in any manner for any reason without fifteen (15) days prior notice to Administrative Agent, (b) to include the Administrative Agent as loss payee with respect to all property/casualty policies and additional insured with respect to all liability policies and (c) to provide for such other matters as the Lenders may reasonably require.

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Section 5.12. Environmental Matters.

(a) Each Credit Party will, at its sole expense: (i) comply, and shall cause its Properties and operations and each Restricted Subsidiary and each Restricted Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Restricted Subsidiary not to dispose of or otherwise release, any Hazardous Materials on, under, about or from any of the Credit Party’s or their Restricted Subsidiaries’ Properties or any other Property to the extent caused by any Credit Party’s or any of their Restricted Subsidiaries’ operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Restricted Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of such Credit Party’s or its Restricted Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Restricted Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required to be performed by any Credit Party or Restricted Subsidiary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any Hazardous Materials on, under, about or from any of the Credit Party’s or their Restricted Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each Restricted Subsidiary to establish and implement, such procedures as may be necessary to ensure that such Credit Party’s and its Restricted Subsidiaries’ obligations under this Section 5.12 are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect; provided, however, that this Section 5.12(a) does not restrict or in any way impair the right of any Credit Party to challenge in good faith the applicability or validity of Environmental Law or the requirements to perform Remedial Work.

(b) Each Credit Party will, and will cause each Restricted Subsidiary to, provide environmental audits and/or environmental assessments upon request by the Administrative Agent and the Lenders but no more than once every other calendar year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority).

Section 5.13. Restricted Subsidiaries. In the event any Person is or becomes a Restricted Subsidiary, the Borrowers will (a) promptly take all action necessary to comply with Section 5.14, (b) promptly take all such action and execute and deliver, or cause to be executed and delivered, to the Administrative Agent all such documents, opinions, instruments, agreements, and certificates similar to those described in Section 4.01(b) and Section 4.01(c) that the Administrative Agent may request, and (c) promptly cause such Restricted Subsidiary to (i) become a party to this Agreement and Guarantee the Obligations by executing and delivering to the Administrative Agent a Counterpart Agreement in the form of Exhibit C, and (ii) execute and deliver Mortgages and other Security Instruments creating Liens prior and superior in right to any other Person, subject to Permitted Encumbrances, in such Restricted Subsidiary’s Midstream Assets and other personal Property. Upon delivery of any such Counterpart Agreement to the Administrative Agent, notice of which is hereby waived by each Credit Party, such Restricted Subsidiary shall be a Guarantor and shall be as fully a party hereto as if such Restricted Subsidiary were an original signatory hereto. Each Credit Party expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Credit Party hereunder. This Agreement shall be fully effective as to any Credit Party that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Credit Party hereunder. With respect to each such Restricted Subsidiary, the Borrowers shall promptly send to the Administrative Agent written notice setting forth with respect to such Person the date on which such Person became a Restricted Subsidiary, and supplement the data required to be set forth in the Schedules to this Agreement as a result of the acquisition or creation of such Restricted Subsidiary; provided that such supplemental data must be reasonably acceptable to the Administrative Agent and Majority Lenders.

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Section 5.14. Pledged Equity Interests. On the date hereof and at the time hereafter that any Restricted Subsidiary of the Borrowers is created or acquired or any Unrestricted Subsidiary becomes a Restricted Subsidiary, the Borrowers and the Subsidiaries (as applicable) shall execute and deliver to the Administrative Agent for the benefit of the Secured Parties, a Security Agreement (or an amendment or amendment and restatement of the existing Security Agreement), in form and substance acceptable to the Administrative Agent, from the Borrowers and/or the Subsidiaries (as applicable) covering all Equity Interests owned by the Borrowers or such Restricted Subsidiaries in such Restricted Subsidiaries, together with all certificates (or other evidence acceptable to Administrative Agent) evidencing the issued and outstanding Equity Interests of each such Restricted Subsidiary of every class owned by such Credit Party (as applicable) which, if certificated, shall be duly endorsed or accompanied by stock powers executed in blank (as applicable), as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect a security interest in the issued and outstanding Equity Interests owned by the Borrowers or any Restricted Subsidiary in each Restricted Subsidiary prior and superior in right to any other Person.

Section 5.15. Material Agreements. Each Credit Party will, and will cause each Restricted Subsidiary to, perform and observe in all material respects all of the terms and provisions of each Material Agreement to be performed or observed by them, maintain each such Material Agreement in full force and effect, and enforce each such Material Agreement in accordance with its terms, except (a) to the extent any such obligations under any Material Agreement are being Properly Contested and (b) where the failure to perform, observe, maintain and enforce such Material Agreement (other than any Material Agreement with an Affiliate of a Credit Party that is not a Credit Party hereunder), either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.16.Further Assurances. Each Credit Party, at its expense, will, and will cause each Restricted Subsidiary to, execute and deliver, or cause to be executed and delivered, promptly after request hereunder, such additional mortgages, deeds of trust, security agreements, financing statements, reports, certificates or other documents, agreements and instruments, all in form and substance satisfactory to the Administrative Agent, and take all such actions as may be requested hereunder or as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the rights of the Administrative Agent and the Lenders with respect to the Collateral pursuant hereto or thereto or complying with the conditions, covenants and agreements of the Credit Parties in this Agreement and the other Loan Documents.

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Article VI

Negative Covenants

Until the Aggregate Commitment has expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Credit Party covenants and agrees with the Lenders that:

Section 6.01. Indebtedness. No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness of any Borrower to any Guarantor or any other Borrower and of any Guarantor (other than Holdings and General Partner) to any Borrower or any other Guarantor; provided, that (i) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of all of the Obligations as provided in Section 7.06 and (ii) all such Indebtedness is evidenced by promissory notes in form and substance reasonably satisfactory to the Administrative Agent, and such promissory notes are subject to a security interest in favor of the Administrative Agent for the benefit of the Secured Parties on terms and conditions reasonably satisfactory to the Administrative Agent prior and superior in right to any other Person;

(d) Guarantees of the Obligations;

(e) Indebtedness of the Borrowers (other than Holdings) and the Restricted Subsidiaries incurred after the Effective Date to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $25,000,000 at any time outstanding;

(f) Indebtedness incurred or deposits made by any Credit Party and any Restricted Subsidiary (i) under worker’s compensation laws, unemployment insurance laws or similar legislation, or (ii) in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Credit Party is a party, (iii) to secure public or statutory obligations of such Credit Party, and (iv) of cash or U.S. Government Securities made to secure the performance of statutory obligations, surety, stay, customs and appeal bonds to which such Credit Party is a party in connection with the operation of its Midstream Assets, in each case in the ordinary course of business;

(g) Indebtedness of any Borrower or any Restricted Subsidiary under Swap Agreements to the extent permitted under Section 6.06; and

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(h) other unsecured Indebtedness of the Credit Parties in an aggregate principal amount not exceeding $25,000,000 at any time outstanding.

Section 6.02. Liens. No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) any Lien created pursuant to this Agreement or the Security Instruments;

(b) Permitted Encumbrances;

(c) any Lien on any Property or asset of any Credit Party or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other Property or asset of any Credit Party or any other Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) any Lien existing on any Property or asset prior to the acquisition thereof by any Borrower (other than Holdings) or any Restricted Subsidiary or existing on any Property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien secures Indebtedness permitted by Section 6.01(e), (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (iii) such Lien shall not apply to any other Property or assets of any Borrower or any other Restricted Subsidiary and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e) Liens on fixed or capital assets acquired, constructed or improved by any Borrower (other than Holdings) or any Restricted Subsidiary; provided that (i) such Liens, secure Indebtedness permitted by Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other Property or assets of any Borrower or any other Restricted Subsidiaries; and

(f) any Lien granted by Holdings to Bank of America, N.A. in Account No.: 411073 established and maintained at Bank of America, N.A. (the “BoA Collateral Account”) to secure any obligations of Holdings arising under a credit card line of credit with Bank of America, N.A.; provided that the aggregate amount of funds on deposit in the BoA Collateral Account shall not at any time exceed $500,000.

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Section 6.03. Fundamental Changes.

(a) No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i) any Restricted Subsidiary may merge into any Borrower (other than Holdings) in a transaction in which a Borrower is the surviving entity;

(ii) any Borrower may merge into any other Borrower (other than Holdings) in a transaction in which a Borrower is the surviving entity;

(iii) any Restricted Subsidiary may merge into any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary;

(iv) any Restricted Subsidiary may merge with any other Person in connection with a Permitted Acquisition so long as the surviving entity is or becomes a Restricted Subsidiary;

(v) any Guarantor may Dispose of its assets to any Borrower (other than Holdings) or to any Restricted Subsidiary;

(vi) any Borrower may Dispose of its assets to any other Borrower (other than Holdings); and

(vii) any Restricted Subsidiary may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and such Restricted Subsidiary and is not materially disadvantageous to the Lenders.

(b) No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than Midstream Services and businesses reasonably related thereto.

Section 6.04. Dispositions.

(a) No Credit Party will, nor will it permit any Restricted Subsidiary to, Dispose of any Property except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i) any Credit Party or any Restricted Subsidiary may Dispose of equipment and related items in the ordinary course of business, that are obsolete or no longer necessary in the business of the Credit Parties or any of their Restricted Subsidiaries or that is being replaced by equipment of comparable value and utility;

(ii) any Borrower or any Restricted Subsidiary may Dispose of Equity Interests of any Unrestricted Subsidiary;

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(iii) any Guarantor may Dispose of any of its Property to any Borrower (other than Holdings) or to any Restricted Subsidiary;

(iv) the Borrowers may Dispose of any of their Property to any other Borrower (other than Holdings);

(v) any Borrower or any Restricted Subsidiary may Dispose of any Midstream Assets or any interest therein (whether pursuant to a Disposition of all, but not less than all, of the Equity Interests of any Restricted Subsidiary or otherwise (other than, for the avoidance of doubt, the Equity Interests of any Credit Party that is a general partner of any Credit Party)); provided that (i) the fair market value of all Midstream Assets Disposed of (other than as a result of a Casualty Event) during any period of twelve consecutive calendar months shall not exceed, in the aggregate for all Credit Parties taken as a whole, $10,000,000, (ii) the consideration received in respect of each Disposition shall be equal to or greater than the fair market value of the Midstream Assets subject to such Disposition (as reasonably determined by the Board of Directors of Holdings and of such Credit Party and, if requested by the Administrative Agent, Holdings and such Credit Party shall deliver a certificate of a Responsible Officer of Holdings and of such Credit Party, respectively, certifying to that effect), (iii) at least 75% of the consideration received in respect of each Disposition shall be cash or cash equivalents, and (iv) the Borrowers shall prepay the Loans and provide cash collateral to the extent required by Section 2.10(b) as a result of each Disposition; and

(vi) with the prior written consent of the Majority Lenders and subject to Section 2.10(b), any Borrower or any Restricted Subsidiary may Dispose of any Midstream Assets or any interest therein (whether pursuant to a Disposition of all, but not less than all, of the Equity Interests of any Restricted Subsidiary or otherwise) not otherwise permitted pursuant to the foregoing clause (v); provided, that the Credit Parties may not Dispose of (in one transaction or a series of related transactions) all or substantially all of the Midstream Assets of the Credit Parties (whether pursuant to a Disposition of Equity Interests of a Restricted Subsidiary or otherwise) without the prior written consent of all of the Lenders;

(b) For purposes of determining compliance with clause (v) of Section 6.04(a) with respect to any exchange of Midstream Assets, the fair market value of such exchange shall be the net reduction, if any, in fair market value realized or resulting from such exchange.

Section 6.05. Investments, Loans, Advances, Guarantees and Acquisitions. No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Restricted Subsidiary prior to such merger) any capital stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any Indebtedness of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

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(a) Permitted Investments;

(b) investments by any Credit Party in any Borrower or in any Person that is, or thereby becomes, a Restricted Subsidiary and investments by Holdings in General Partner;

(c) investments by any Borrower or any Guarantor consisting of intercompany Indebtedness permitted under Section 6.01(c);

(d) Guarantees constituting Indebtedness permitted by Section 6.01;

(e) investments made by any Borrower (other than Holdings) or any of its Restricted Subsidiaries in the ordinary course of business in direct ownership interests in Midstream Assets or other similar arrangements which are usual and customary for Midstream Services provided in connection with oil and gas exploration and production activities located within the geographic boundaries of the United States of America;

(f) investments made by any Credit Party consisting of Permitted Acquisitions;

(g) investments consisting of Swap Agreements to the extent permitted under Section 6.06;

(h) investments permitted under Sections 6.03 and 6.04; and

(i) other investments by the Credit Parties; provided that, on the date any such other investment is made, the amount of such investment, together with all other investments made pursuant to this clause (i) of Section 6.05 (in each case determined based on the cost of such investment) since the Effective Date, does not exceed in the aggregate, $5,000,000.

Section 6.06. Swap Agreements. No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, enter into or maintain any Swap Agreement, except Swap Agreements entered into by any Borrower or any Restricted Subsidiary in the ordinary course of business with Approved Counterparties and not for speculative purposes, including Swap Agreements to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Credit Party.

Section 6.07. Restricted Payments. No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (a) Holdings may declare and make Restricted Payments with respect to its Equity Interests payable solely in its Equity Interests (other than Disqualified Stock), (b) any Borrower that is a Subsidiary of Holdings may make Restricted Payments to Holdings, (c) any Restricted Subsidiary may make Restricted Payments to any Borrower, (d) Holdings may make a one-time cash distribution on the Effective Date to the TGGT Equity Holders in an aggregate amount not to exceed $250,000,000, and (e) so long as (i) each Borrower is taxed as a partnership for federal income tax purposes under the Code and (ii) no Default exists or would result from the making of such Restricted Payment, Holdings may make cash distributions, no more frequently than quarterly (“Tax Distributions”) to the TGGT Equity Holders for each taxable year of Holdings in an amount not exceeding the Hypothetical Tax Liability for such taxable year.

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Section 6.08. Transactions with Affiliates. No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, Dispose of any Property or assets to, or purchase, lease or otherwise acquire any Property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Credit Party or such Restricted Subsidiary than could be obtained on an arm’s-length basis from Third Parties, (b) transactions between or among the Credit Parties not involving any other Affiliate, (c) transactions described on Schedule 6.08, (d) any Restricted Payment permitted by Section 6.07, (e) the investments permitted under Section 6.05 (other than any investments made pursuant to clauses (f) and (i) thereof) and (f) transactions similar in nature to those described on Schedule 6.08 so long as such transactions are entered into in the ordinary course of business on monetary terms that are not less favorable to such Credit Party than could be obtained on an arm’s length basis from Third Parties.

Section 6.09. Restrictive Agreements. No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its Property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Borrower, any Guarantor or any Restricted Subsidiary or to Guarantee Indebtedness of any Borrower, any Guarantor or any Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions set forth in the Loan Documents, (iii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 6.10. Disqualified Stock and Fiscal Year. No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, issue any Disqualified Stock nor will it change its fiscal year.

Section 6.11. Amendments of Organizational Documents. Without the prior written consent of the Majority Lenders (which consent shall not be unreasonably withheld), no Credit Party will, nor will it permit any of its Restricted Subsidiaries to, enter into or permit any material modification or amendment of, or waive any material right or obligation of any Person under, its Organizational Documents; provided that such prior written consent shall not be required with respect to modification or amendments affecting (a) the appointment of members of the Board of Directors of Holdings, (b) the allocation of the Total Votes among members of the Board of Directors of Holdings, or (c) any of the matters listed under Section 5.1 of the TGGT Holdings LLC Agreement so long as, in the case of each of clauses (a), (b) and (c), such modifications or amendments do not otherwise result in a Change of Control.

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Section 6.12. Material Agreements. No Credit Party will, nor will it permit any of its Restricted Subsidiaries to (a) enter into any Material Agreements except on an arm’s length basis, (b) cancel or terminate any Material Agreements or consent to or accept any cancellation or termination thereof, (c) amend or otherwise modify any Material Agreements in any material respect, (d) waive any default under or breach of any Material Agreements, (e) agree in any manner to any other material amendment, modification or change of any term or condition of any Material Agreements or (f) take any other action in connection with any Material Agreements that would materially impair the value of the interest or rights of any Credit Party or any of its Restricted Subsidiaries, as applicable, thereunder, in each case in the foregoing clauses (a) through (f) that would be materially adverse to, or that would materially impair the interest, rights, remedies or benefits available to, the Administrative Agent or any Lender.

Section 6.13.Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. No Credit Party will, nor will it permit any Restricted Subsidiary to, enter into or suffer to exist any (i) Sale and Leaseback Transaction or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for Swap Agreements permitted under the terms of Section 6.06.

Section 6.14. Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Holdings will not permit the Consolidated Interest Coverage Ratio as of the end of each fiscal quarter ending on or after March 31, 2011, for the period of four consecutive fiscal quarters then ending, to be less than 2.50 to 1.00; provided that notwithstanding anything to the contrary contained herein, for purposes of calculating the Consolidated Interest Coverage Ratio and determining compliance with this Section 6.14(a), for any period of determination prior to December 31, 2011, Consolidated EBITDA and Consolidated Interest Expense shall be calculated by annualizing Consolidated EBITDA and Consolidated Interest Expense, as the case may be, for the period from and including January 1, 2011 through and including the date of determination.

(b) Consolidated Leverage Ratio. Holdings will not permit the Consolidated Leverage Ratio for the period of four consecutive fiscal quarters then ending, commencing with the fiscal quarter ending March 31, 2011, to be greater than:

(i) 5.50 to 1.00, in the case of any such period ended on the last day of (A) a fiscal quarter in which a Borrower or any Restricted Subsidiary makes a Specified Acquisition, or (B) the next three succeeding fiscal quarters ending after the fiscal quarter in which such Specified Acquisition was consummated, or

(ii) 5.00 to 1.00, in the case of any such period ended on the last day of any other fiscal quarter;

provided that notwithstanding anything to the contrary contained herein, for purposes of calculating the Consolidated Leverage Ratio and determining compliance with this Section 6.14(b) and the Applicable Rate, for any period of determination prior to December 31, 2011, Consolidated EBITDA shall be calculated by annualizing Consolidated EBITDA for the period from and including January 1, 2011 through and including the date of determination.

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Section 6.15. Holdings and General Partner. Neither Holdings nor General Partner shall (i) conduct, transact or otherwise engage in any business or operations other than those incidental to its direct or indirect ownership of, or Permitted Acquisitions of, the Equity Interests of, and managing the operations of, its Subsidiaries and the issuance and registration under federal securities laws of securities and other matters incidental thereto, (ii) incur, create, assume or suffer to exist any Indebtedness except (w) Indebtedness permitted under Section 6.01(c), (x) nonconsensual obligations imposed by operation of law, (y) obligations with respect to its repayment and/or Guarantee of the Obligations and (z) obligations with respect to its Equity Interests, (iii) create, assume or permit to exist any Lien to secure Indebtedness upon the Equity Interests of its Subsidiaries or any of its other Properties or assets (other than the Liens granted to the Administrative Agent pursuant to the Security Instruments), (iv) own, lease, manage or otherwise operate any properties or assets other than (w) the direct or indirect ownership of the Equity Interests of its Subsidiaries and other interests incidental thereto, (x) the lease of certain office space located at 12377 Merit Drive, Suite 300A, Dallas, Texas 75251, (y) the ownership of the office building located at 201 W. Grand Ave., Marshall, Texas 75670 and (z) the maintenance of certain demand deposit accounts so long as such deposit accounts (other than the BoA Collateral Account) are at all times subject to a first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties.

Article VII

Guarantee of Obligations

Section 7.01. Guarantee of Payment. Each Guarantor unconditionally and irrevocably guarantees to the Administrative Agent for the benefit of the Secured Parties, the punctual payment of all Obligations now or which may in the future be owing by any Credit Party (the “Guaranteed Liabilities”). This Guarantee is a guaranty of payment and not of collection only. The Administrative Agent shall not be required to exhaust any right or remedy or take any action against any Borrower or any other Person or any collateral. The Guaranteed Liabilities include interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Loan Documents, or the Swap Agreements between any Credit Party and any Secured Party, as the case may be, regardless of whether such interest is an allowed claim. Each Guarantor agrees that, as between the Guarantor and the Administrative Agent, the Guaranteed Liabilities may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards any Borrower or any other Guarantor and that in the event of a declaration or attempted declaration, the Guaranteed Liabilities shall immediately become due and payable by each Guarantor for the purposes of this Guarantee.

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Section 7.02. Guarantee Absolute. Each Guarantor guarantees that the Guaranteed Liabilities shall be paid strictly in accordance with the terms of this Agreement and the Swap Agreements to which any Secured Party is a party. The liability of each Guarantor hereunder is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Documents or the Guaranteed Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Loan Document or Guaranteed Liability, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any collateral, for all or any of the Loan Documents or Guaranteed Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Loan Document or Guaranteed Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Loan Document or Guaranteed Liability; and (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Loan Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Borrowers or a Guarantor.

Section 7.03. Guarantee Irrevocable. This Guarantee is a continuing guaranty of the payment of all Guaranteed Liabilities now or hereafter existing under this Agreement and such Swap Agreements to which any Secured Party is a party and shall remain in full force and effect until payment in full of all Guaranteed Liabilities and other amounts payable hereunder and until this Agreement and the Swap Agreements are no longer in effect or, if earlier, when the Guarantor has given the Administrative Agent written notice that this Guarantee has been revoked; provided that any notice under this Section shall not release the revoking Guarantor from any Guaranteed Liability, absolute or contingent, existing prior to the Administrative Agent’s actual receipt of the notice at its branches or departments responsible for this Agreement and such Swap Agreements and reasonable opportunity to act upon such notice.

Section 7.04. Reinstatement. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Liabilities is rescinded or must otherwise be returned by any Secured Party on the insolvency, bankruptcy or reorganization of any Borrower, or any other Credit Party, or otherwise, all as though the payment had not been made.

Section 7.05. Subrogation. No Guarantor shall exercise any rights which it may acquire by way of subrogation, by any payment made under this Guarantee or otherwise, until all the Guaranteed Liabilities have been paid in full and this Agreement and the Swap Agreements to which any Lender Counterparty is a party are no longer in effect. If any amount is paid to the Guarantor on account of subrogation rights under this Guarantee at any time when all the Guaranteed Liabilities have not been paid in full, the amount shall be held in trust for the benefit of the Secured Parties and shall be promptly paid to the Administrative Agent to be credited and applied to the Guaranteed Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement and such Swap Agreements. If any Guarantor makes payment to the Administrative Agent, Lenders, or any other Secured Parties of all or any part of the Guaranteed Liabilities and all the Guaranteed Liabilities are paid in full and this Agreement and such Swap Agreements are no longer in effect, the Administrative Agent, Lenders and other Secured Parties shall, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Liabilities resulting from the payment.

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Section 7.06. Subordination. Without limiting the rights of the Administrative Agent, the Lenders and the other Secured Parties under any other agreement, any liabilities owed by any Borrower to any Guarantor in connection with any extension of credit or financial accommodation by any Guarantor to or for the account of any Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Guaranteed Liabilities, and such liabilities of the Borrowers to such Guarantor, if the Administrative Agent so requests, shall be collected, enforced and received by any Guarantor as trustee for the Administrative Agent and shall be paid over to the Administrative Agent on account of the Guaranteed Liabilities but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee.

Section 7.07. Payments Generally. All payments by the Guarantors shall be made in the manner, at the place and in the currency (the “Payment Currency”) required by the Loan Documents and the Swap Agreement to which any Lender Counterparty is a party, as the case may be; provided, however, that (if the Payment Currency is other than Dollars) any Guarantor may, at its option (or, if for any reason whatsoever any Guarantor is unable to effect payments in the foregoing manner, such Guarantor shall be obligated to) pay to the Administrative Agent at its principal office the equivalent amount in Dollars computed at the selling rate of the Administrative Agent or a selling rate chosen by the Administrative Agent, most recently in effect on or prior to the date the Guaranteed Liability becomes due, for cable transfers of the Payment Currency to the place where the Guaranteed Liability is payable. In any case in which any Guarantor makes or is obligated to make payment in Dollars, the Guarantor shall hold the Administrative Agent, the Lenders and the other Secured Parties harmless from any loss incurred by the Administrative Agent, any Lender or any other Secured Party arising from any change in the value of Dollars in relation to the Payment Currency between the date the Guaranteed Liability becomes due and the date the Administrative Agent, such Lender or such other Secured Party is actually able, following the conversion of the Dollars paid by such Guarantor into the Payment Currency and remittance of such Payment Currency to the place where such Guaranteed Liability is payable, to apply such Payment Currency to such Guaranteed Liability.

Section 7.08. Setoff. Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Administrative Agent, any Lender or any other Secured Party may otherwise have, the Administrative Agent, such Lender or such other Secured Party shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of any Guarantor at any office of the Administrative Agent, such Lender or such other Secured Party, in Dollars or in any other currency, against any amount payable by such Guarantor under this Guarantee which is not paid when due (regardless of whether such balances are then due to such Guarantor), in which case it shall promptly notify such Guarantor thereof; provided that the failure of the Administrative Agent, such Lender, or such other Secured Party to give such notice shall not affect the validity thereof.

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Section 7.09. Formalities. Each Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Guarantee or incurrence of any Guaranteed Liability and any other formality with respect to any of the Guaranteed Liabilities or this Guarantee.

Section 7.10. Limitations on Guarantee. The provisions of the Guarantee under this Article VII are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guarantee, then, notwithstanding any other provision of this Guarantee to the contrary, the amount of such liability shall, without any further action by the Guarantors, the Administrative Agent, any Lender or any other Secured Party, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 7.10, with respect to the Maximum Liability of the Guarantors, is intended solely to preserve the rights of the Administrative Agent, Lenders and other Secured Parties hereunder to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 7.10 with respect to the Maximum Liability, except to the extent necessary so that none of the obligations of any Guarantor hereunder shall be rendered voidable under applicable law.

Article VIII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan (including any payments required under Section 2.10) or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) days;

(c) any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder or in any Loan Document furnished pursuant to or in connection with this Agreement or any amendment or modification thereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Credit Party or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, Section 5.02, Section 5.03 (with respect to any Credit Party’s or any Restricted Subsidiary’s existence), Section 5.11, Section 5.08, Section 5.15, or in Article VI;

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(e) any Credit Party or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower Representative (which notice will be given at the request of any Lender);

(f) any Credit Party or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Credit Party or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

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(j) any Credit Party or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against any Credit Party or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Credit Party or any Restricted Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) any of the Security Instruments shall cease, for any reason, to be in full force and effect, or any Credit Party shall so assert, or any Lien created by the Security Instruments shall cease to be enforceable and of the same effect and priority purported to be created thereby;

(n) the delivery by any Guarantor to the Administrative Agent of written notice that its Guarantee under Article VII has been revoked or is otherwise declared invalid or unenforceable; or

(o) a Change of Control shall occur;

then, and in every such event (other than an event with respect to any Credit Party or any Restricted Subsidiary described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Aggregate Commitment, and thereupon the Aggregate Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder (including, without limitation, the payment of cash collateral to secure the total LC Exposure as provided in Section 2.05(j)), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Credit Party described in clause (h) or (i) of this Article, the Aggregate Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, the Issuing Bank and each Lender may protect and enforce its rights under this Agreement and the other Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in this Agreement or any other Loan Document, and the Administrative Agent, the Issuing Bank and each Lender may enforce payment of any Obligations due and payable hereunder or enforce any other legal or equitable right and remedies which it may have.

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Article IX

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders or the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. In addition, the Administrative Agent shall have the right to exclude any Lender from all or any portions of any meetings or omit to provide any Lender with any information if the Administrative Agent, in its sole discretion, believes in good faith that such exclusion or omission, is advisable or necessary (i) to fulfill Administrative Agent’s obligations with respect to confidential or proprietary information of Third Parties or (ii) to avoid any disclosures of information that would result in an identified or potential conflict of interest between Administrative Agent and any Lender. No Person identified as a Co-Syndication Agent, Co-Documentation Agent or Co-Lead Arranger, in each case in its respective capacity as such, shall have any responsibilities or duties, or incur any liability, under this Agreement or the other Loan Documents.

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The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in Chicago, Illinois or New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

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Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any Collateral that it is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrowers, at the Borrowers’ sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrowers in connection with any Disposition of Collateral to the extent such Disposition is permitted by the terms of Sections 6.03 or 6.04 or is otherwise authorized by the terms of the Loan Documents.

Article X

Miscellaneous

Section 10.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronic mail (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Credit Party, to TGGT Holdings, LLC, 12377 Merit Drive, Suite 300A, Dallas, Texas 75251, Attention: Roger Fox, President and General Manager, Telecopy No. (972) 201-0705, E-mail: rfox@TGGTHoldings.com., with a copy to (x) TGGT Holdings, LLC, 12377 Merit Drive, Suite 300A, Dallas, Texas 75251, Attention: Michael Short, General Counsel and Secretary, Telecopy No. (972) 201-0705, E-mail: mshort@TGGTHoldings.com, (y) Haynes and Boone, LLP, 2323 Victory Ave., Suite 700, Dallas, Texas 75219, Attention: Paul H. Amiel, Telecopy No. (214) 200-0555, E-mail: paul.amiel@haynesboone.com and (z) BG Americas & Global LNG, 5444 Westheimer, Suite 1775, Houston, TX 77056, Attention: Thomas A. Smith, Chief Counsel, Telecopy No. (713) 599 3781, E-mail: thomas.smith@bg-group.com;

(ii) if to the Administrative Agent or Issuing Bank, to JPMorgan Chase Bank, N.A., Mail Code IL1-0010, 10 South Dearborn, 7th Floor, Chicago, Illinois 60603-2003, Attention: Claudia Kech, Telecopy No.: (312) 385-7096, E-mail: claudia.kech@jpmchase.com, with a copy to JPMorgan Chase Bank, N.A., 2200 Ross Avenue, 3rd Floor, TX1-2991, Dallas, Texas 75201, Attention: Kimberly A. Bourgeois, Senior Vice President, Telecopy No. (214) 965-3280, E-mail: kimberly.a.bourgeois@jpmorgan.com;

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

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(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address, telecopy number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if received by the recipient during its normal business hours.

(d) Notwithstanding anything to the contrary contained herein, the Administrative Agent may, and shall at the request of the Majority Lenders, withhold information from any Affiliate Lender and exclude any Affiliate Lender from communications among the Administrative Agent and the other Lenders related to waivers, consents, amendments and other actions or decisions with respect to any Loan Document which may be affected by a vote of the Majority Lenders or for which Affiliate Lender is not entitled to vote pursuant to the terms of this Agreement and the other Loan Documents (collectively, the “Majority Lender Decisions”), including restricting any Affiliate Lender’s access to “Intralinks” or any other similar electronic platform in respect of any information, documents or agreements posted in connection with any such Majority Lender Decisions. In addition, the Administrative Agent and the Lenders (other than any Affiliate Lender) shall have the right to exclude any Affiliate Lender from all or any portions of any meetings or omit to provide any Affiliate Lender with any information if the Administrative Agent, in its sole discretion, believes in good faith that such exclusion or omission, upon advice of counsel, is advisable or necessary to preserve the attorney-client privilege between the Administrative Agent and its legal counsel.

Section 10.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

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(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Parties and the Majority Lenders or by the Credit Parties and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender or, except as set forth in the definition of Applicable Percentage, increase the Applicable Percentage of any Lender, in each case, without the written consent of such Lender;

(ii) reduce the principal amount of any Loan (other than by prepayment) or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Aggregate Commitment, without the written consent of each Lender affected thereby (it being understood that waiver of a mandatory prepayment of the Loans or a mandatory reduction of the Commitments shall not constitute a postponement or waiver of a scheduled payment or date of expiration);

(iv) change Section 2.17(b), Section 2.17(c) or Section 2.17(e) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(v) except in connection with any Dispositions permitted in Sections 6.03 and 6.04, release any Credit Party from its obligations under the Loan Documents or release any of the Collateral without the written consent of each Lender;

(vi) change any of the provisions of this Section or the definition of “Super-Majority Lenders” or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(vii) amend this Section 10.02 without the consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder (including the rights of the Administrative Agent and the Issuing Bank under Section 2.19) without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.

(c) Notwithstanding anything to the contrary contained in this Section 10.02, the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to correct any clerical errors or cure any ambiguity, omission, mistake, defect or inconsistency.

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Section 10.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) THE CREDIT PARTIES SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE CO-LEAD ARRANGERS, THE CO-SYNDICATION AGENTS, THE CO-DOCUMENTATION AGENTS, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY ANY CREDIT PARTY OR ANY SUBSIDIARY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY CREDIT PARTY OR ANY SUBSIDIARY, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED (A) FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE; OR (B) WITH RESPECT TO THE ABOVE CLAUSE (III) ONLY, FROM A RELEASE (AS HEREINAFTER DEFINED) FIRST OCCURRING AFTER A FORECLOSURE OR DEED IN LIEU OF FORECLOSURE OF THE PROPERTY RESULTING IN LIABILITY UNDER CLAUSE (III) OF THIS SECTION 10.03(b) AND NOT DIRECTLY AND INDIRECTLY RESULTING FROM ANY ACTIONS OR OMISSIONS OF ANY CREDIT PARTY. FOR PURPOSES OF THIS SECTION 10.03(b), THE TERM “RELEASE” MEANS ANY RELEASING, SPILLING, LEAKING, PUMPING, POURING, EMITTING, DISCHARGING, DEPOSITING, CONDUCTING, DRAINING, SEEPING, DUMPING OR DISPOSING OF ANY HAZARDOUS MATERIAL INTO THE ENVIRONMENT.

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(c) To the extent that any Credit Party fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage of such unpaid amount with respect to the amounts to be paid to the Issuing Bank and such Lender’s Aggregate Applicable Percentage of such unpaid amount with respect to amounts to be paid to the Administrative Agent (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE CREDIT PARTIES SHALL NOT ASSERT, AND HEREBY WAIVE, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF.

(e) All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

TGGT CREDIT AGREEMENT – Page 86

Section 10.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender (including any Affiliate Lender) may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrowers, provided that no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, a Federal Reserve Bank, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Issuing Bank; and

(C) the Administrative Agent; provided that notwithstanding the foregoing, any consent by the Administrative Agent of any assignment by an Affiliate Lender to any assignee that is not an existing Lender (excluding any Affiliate Lender) at the time of such assignment shall be at the sole discretion of the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless the Borrowers and the Administrative Agent otherwise consent, provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of such Lender’s Commitment and such Lender’s Loans under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

TGGT CREDIT AGREEMENT – Page 87

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) immediately after giving effect to such assignment, the Commitments and Credit Exposure of all Affiliate Lenders taken as a whole shall not exceed 50% of the Aggregate Commitment and Aggregate Credit Exposure.

For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender, or an Affiliate Lender, as the case may be, under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section except that (x) any attempted assignment or transfer by any Lender that does not comply with clause (C) or (E) of Section 10.04(b)(ii) shall be null and void and (y) any attempted assignment or transfer by any Affiliate Lender that does not comply with clause (C) of Section 10.04(b)(i) shall be null and void. For the avoidance of doubt, any assignment or transfer of any of the rights and obligations of an Affiliate Lender under and in accordance with this Agreement to a Person that is not an Affiliate of EXCO, BG Group or any Credit Party or any of their respective Subsidiaries shall not be an Affiliate Lender so long as such assignee or transferee does not thereafter become an Affiliate of EXCO, BG Group or any Credit Party or any of their respective Subsidiaries.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment and Applicable Percentage of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Credit Parties, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Credit Parties, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the Eligible Assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d) or Section 2.05(e), Section 2.06, Section 2.17(d) or Section 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)

(i) Any Lender (other than any Affiliate Lender) may, without the consent of the Borrowers, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no Affiliate Lender may be a Participant for purposes of this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

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(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Borrowers. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05. Survival. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Aggregate Commitment has not expired or terminated. The provisions of Section 2.14, Section 2.15, Section 2.16 and Section 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Aggregate Commitment or the termination of this Agreement or any provision hereof.

Section 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent and J.P. Morgan constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

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Section 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of any Credit Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section and Section 7.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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(c) EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or any self-regulatory authority or agency possessing investigative powers and the ability to sanction members for non-compliance, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as, or otherwise consistent with, those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than a Credit Party. For the purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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Section 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. Chapter 346 of the Texas Finance Code (which regulates certain revolving credit accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)) shall not apply to this Agreement or to any Loan, nor shall this Agreement or any Loan be governed by or be subject to the provisions of such Chapter 346 in any manner whatsoever.

Section 10.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Credit Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Act. Each Credit Party shall, upon the request of the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requires to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

TGGT HOLDINGS, LLC

By: /s/ Roger Fox
Name:	Roger Fox
Title:	President and General Manager

TGG PIPELINE, LTD.

By: TGGT GP Holdings, LLC,
its general partner

By: /s/ Roger Fox
Name:	Roger Fox
Title:	President and General Manager

TALCO MIDSTREAM ASSETS, LTD.

By: TGGT GP Holdings, LLC,
its general partner

By: /s/ Roger Fox
Name:	Roger Fox
Title:	President and General Manager

GUARANTOR:

TGGT GP HOLDINGS, LLC

By: /s/ Roger Fox
Name:	Roger Fox
Title:	President and General Manager

TGGT CREDIT AGREEMENT – Signature Page

JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent and Issuing Bank

By: /s/Brian Orlando
Name:	Brian Orlando
Title:	Authorized Officer

TGGT CREDIT AGREEMENT – Signature Page

BNP PARIBAS, as a Lender and as a Co-Syndication Agent

By:	/s/ J. Christopher Lyons

Name:	J. Christopher Lyons
Title: Managing Director

By:	/s/ Andrew Ostrov

Name:	Andrew Ostrov
Title: Director

TGGT CREDIT AGREEMENT – Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as a Co-Syndication Agent

By:	/s/ Tom K. Martin

Name:	Tom K. Martin
Title:	Director

TGGT CREDIT AGREEMENT – Signature Page

THE ROYAL BANK OF SCOTLAND PLC, as a Lender and as a Co-Documentation Agent

By:	/s/ Eric Stoerr

Name:	Eric Stoerr
Title:	Managing Director

TGGT CREDIT AGREEMENT – Signature Page

CITIBANK, N.A., as a Lender and as a Co-Documentation Agent

By:	/s/ John F. Miller

Name:	John F. Miller
Title:	Attorney-in-Fact

TGGT CREDIT AGREEMENT – Signature Page

BG ATLANTIC FINANCE LIMITED, as a Lender

By:	/s/ Craig John Cowley

Name:	Craig John Cowley
Title:	Head of Project Finance

TGGT CREDIT AGREEMENT – Signature Page